EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EIDOS THERAPEUTICS, INC.,

BRIDGEBIO PHARMA, INC.

GLOBE MERGER SUB I, INC.

and

GLOBE MERGER SUB II, INC.

Dated as of October 5, 2020

TABLE OF CONTENTS

		Page
ARTICLE I

The Mergers; Closing; Effective Time

1.1.	The Mergers	2
1.2.	Closing	3
1.3.	Effective Time	3

ARTICLE II

Organizational Documents

2.1.	Initial Surviving Corporation	3
2.2.	Surviving Corporation	3

ARTICLE III

Directors and Officers

3.1.	Directors of the Initial Surviving Corporation	4
3.2.	Officers of the Initial Surviving Corporation	4
3.3.	Directors and Officers of the Surviving Corporation	4

ARTICLE IV

Effect of the Mergers on Capital Stock; Exchange of Eligible Shares

4.1.	Effect of the Merger on Capital Stock	4
4.2.	Effect of Subsequent Merger on Capital Stock	5
4.3.	Exchange of Eligible Shares and Delivery of Merger Consideration	6
4.4.	Treatment of Equity Awards; Employee Stock Purchase Plan	10
4.5.	Adjustments to Prevent Dilution	11

ARTICLE V

Representations and Warranties of the Company

5.1.	Organization, Good Standing and Qualification	12
5.2.	Capital Structure	12
5.3.	Corporate Authority; Approval and Fairness	13
5.4.	Governmental Filings; No Violations; Certain Contracts	14
5.5.	Company Reports; Financial Statements	14
5.6.	Absence of Certain Changes	16
5.7.	Litigation and Liabilities	16
5.8.	Compliance with Laws; Licenses; Anti-Corruption Laws; Import and Export Laws	16
5.9.	Material Contracts	18
5.10.	Real Property	18
5.11.	Employee Benefits	18

-i-

-ii-

-iii-

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Initial Surviving Corporation
Exhibit B	Form of Bylaws of the Initial Surviving Corporation
Exhibit C	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit D	Form of Bylaws of the Surviving Corporation
Exhibit E	Form of Voting Agreement

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 5, 2020 (this “Agreement”), is entered into by and among Eidos Therapeutics, Inc., a Delaware corporation (the “Company”), BridgeBio Pharma, Inc., a Delaware corporation (“Parent”), Globe Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Globe Merger Sub II, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub II” and, together with the Company, Parent and Merger Sub, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Parties intend that, (a) on the terms and subject to the conditions set forth in this Agreement and immediately after the Effective Time, the Company shall merge with and into Merger Sub II (the “Subsequent Merger” and, together with the Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger, pursuant to the provisions of the DGCL, (b) the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code (the “Intended Tax Treatment”), and (c) this Agreement be, and be hereby adopted as, a “plan of reorganization” for purposes of Section 368 of the Code and the U.S. Treasury Regulations thereunder;

WHEREAS, the board of directors of the Company (the “Company Board”) has duly established a special committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, review, evaluate and negotiate this Agreement and the transactions contemplated hereby;

WHEREAS, the Special Committee has unanimously (a) determined that it is fair to and in the best interests of the Company and the holders (other than Parent, Merger Sub, Merger Sub II and any of Parent’s other direct or indirect wholly owned Subsidiaries) of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), for the Company to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement advisable and (b) resolved to recommend that the Company Board (x) declare this Agreement and the transactions contemplated by this Agreement advisable, (y) adopt this Agreement and approve the Mergers and the other transactions contemplated by this Agreement and (z) recommend adoption of this Agreement and approval of the Mergers and the other transactions contemplated by this Agreement by the holders of Shares (this clause (b), the “Special Committee Recommendation”);

WHEREAS, the Company Board, acting upon the Special Committee Recommendation, has (a) determined that it is fair to and in the best interests of the Company and the holders (other than Parent, Merger Sub, Merger Sub II and any of Parent’s other direct or indirect wholly owned Subsidiaries) of Shares for the Company to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement advisable, (b) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Mergers and the other transactions contemplated by this Agreement, (c) resolved to recommend adoption of this Agreement and approval of the Mergers and the other transactions contemplated by this Agreement by the holders of Shares and (d) directed that this Agreement be submitted to the holders of Shares entitled to vote for its adoption;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is fair to and in the best interests of Merger Sub and Opco (as Merger Sub’s sole stockholder) for Merger Sub to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement advisable, (b) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement and (c) resolved to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement by Opco (as Merger Sub’s sole stockholder);

WHEREAS, the board of directors of Merger Sub II has unanimously (a) determined that it is fair to and in the best interests of Merger Sub II and Opco (as Merger Sub II’s sole stockholder) for Merger Sub II to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement advisable, (b) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Merger Sub II and the consummation of the Subsequent Merger and the other transactions contemplated by this Agreement and (c) resolved to recommend adoption of this Agreement and approval of the Subsequent Merger and the other transactions contemplated by this Agreement by Opco (as Merger Sub II’s sole stockholder);

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that it is fair to and in the best interests of Parent and the holders of Parent’s common stock, par value $0.001 per share (the “Parent Shares”), for Parent to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement, including issuance of the Parent Shares that are issuable pursuant to the Merger (the “Parent Share Issuance”), advisable, (b) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and the consummation of the Parent Share Issuance and the other transactions contemplated by this Agreement, (c) resolved to recommend the approval of the Parent Share Issuance by the holders of Parent Shares and (d) directed that the Parent Share Issuance be submitted to the holders of Parent Shares entitled to vote for its approval;

WHEREAS, Opco as the sole stockholder of Merger Sub and Merger Sub II, shall, on the date hereof, promptly following the execution and delivery of this Agreement, adopt this Agreement and approve the Mergers and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, the Company and certain stockholders of Parent (the “Parent Stockholders”) are entering into Voting Agreements substantially in the form attached hereto as Exhibit E (collectively, the “Voting Agreements”) pursuant to which, subject to the terms and conditions therein, the Parent Stockholders have agreed to vote all of their respective Parent Shares in favor of the Parent Share Issuance and to vote against certain Parent Acquisition Proposals; and

WHEREAS, the Company, Parent, Merger Sub and Merger Sub II desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties intending to be legally bound agree as follows:

ARTICLE I

The Mergers; Closing; Effective Time

1.1.    The Mergers.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Initial Surviving Corporation”) and, after the Merger, shall be an indirect wholly owned Subsidiary of Parent and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers, franchises and authority, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

(b)    Upon the terms and subject to the conditions set forth in this Agreement, at the Subsequent Merger Effective Time, the Initial Surviving Corporation shall be merged with and into Merger Sub II and the separate corporate existence of the Initial Surviving Corporation shall thereupon cease. Merger Sub II shall be the surviving corporation in the Subsequent Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, after the Subsequent Merger, shall continue to be an indirect wholly owned Subsidiary of Parent and the separate corporate existence of Merger Sub II, with all of its rights, privileges, immunities, powers, franchises and authority, shall continue unaffected by the Subsequent Merger, except as set forth in Article II. The Subsequent Merger shall have the effects specified in the DGCL.

1.2.    Closing. The closing for the Mergers (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, or remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m. (New York City time), on the fifth (5th) Business Day after the day on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) has been satisfied or waived (and all such conditions remain satisfied or waived on such fifth (5th) Business Day) in accordance with this Agreement or at such other date, time and place as the Parties may agree in writing. The day on which the Closing actually occurs is referred to as the “Closing Date.”

1.3.    Effective Time.

(a)    On the Closing Date, Merger Sub and the Company shall file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL, and the Parties shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as is permissible under the DGCL and as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

(b)    Immediately following the Effective Time, the Initial Surviving Corporation and Merger Sub II shall file with the Secretary of State of the State of Delaware a certificate of merger relating to the Subsequent Merger (the “Certificate of Merger for Subsequent Merger”) executed in accordance with the relevant provisions of the DGCL, and the Parties shall make all other filings or recordings required under the DGCL in connection with the Subsequent Merger. The Subsequent Merger shall become effective at the time when the Certificate of Merger for Subsequent Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as is permissible under the DGCL and as may be agreed by the Parties in writing and specified in the Certificate of Merger for Subsequent Merger (the “Subsequent Merger Effective Time”).

ARTICLE II

Organizational Documents

2.1.    Initial Surviving Corporation. At the Effective Time, each of the amended and restated certificate of incorporation and the bylaws of the Initial Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit A and Exhibit B, respectively, each until thereafter amended, restated or amended and restated in accordance with, or as required by, the provisions therein or applicable Law, in each case, consistent with the obligations set forth in Section 7.12.

2.2.    Surviving Corporation. At the Subsequent Merger Effective Time, each of the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit C and Exhibit D, respectively (respectively, the “Charter” and the “Bylaws”), each until thereafter amended, restated or amended and restated in accordance with, or as required by, the provisions therein or applicable Law, in each case, consistent with the obligations set forth in Section 7.12.

ARTICLE III

Directors and Officers

3.1.    Directors of the Initial Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Initial Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the certificate of incorporation and the bylaws of the Initial Surviving Corporation, and applicable Law.

3.2.    Officers of the Initial Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Initial Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the certificate of incorporation and the bylaws of the Initial Surviving Corporation, and applicable Law.

3.3.    Directors and Officers of the Surviving Corporation. The directors and officers of the Initial Surviving Corporation immediately prior to the Subsequent Merger Effective Time shall, from and after the Subsequent Merger Effective Time, be the directors and officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Charter, the Bylaws and applicable Law.

ARTICLE IV

Effect of the Mergers on Capital Stock;

Exchange of Eligible Shares

4.1.    Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:

(a)    Merger Consideration. Other than the Shares owned by the Company as treasury stock or otherwise owned by the Company, Parent, Merger Sub, Merger Sub II or any other direct or indirect wholly owned Subsidiary of Parent and, in each case, not held on behalf of third parties (such Shares, the “Excluded Shares”) and other than Shares that are subject to Company Restricted Share Awards (which shall be treated as provided in Section 4.4(b)), each Share that is issued and outstanding immediately prior to the Effective Time (such Shares, the “Eligible Shares”) shall be converted into the right to receive, subject to Sections 4.1(b), 4.3(h) and 4.5:

(i)    in the case of a Share with respect to which an election to receive Parent Shares (a “Stock Election”) has been properly made and not revoked or lost pursuant to Section 4.3 or with respect to which no election has been made (each, a “Stock Electing Share” and, collectively, the “Stock Electing Shares”), a number of Parent Shares equal to the Stock Election Exchange Ratio (the “Stock Election Consideration”); or

(ii)    in the case of a Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 4.3 (each, a “Cash Electing Share” and, collectively, the “Cash Electing Shares”), the Per Share Election Amount in cash, without interest (as adjusted pursuant to Section 4.1(b), the “Cash Election Consideration”).

From and after the Effective Time, subject to Section 4.5, all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate formerly representing any of the Eligible Shares

(each, a “Certificate”), and (B) each book-entry account formerly representing any non-certificated Eligible Shares (each, a “Book-Entry Share”), shall thereafter represent only the right to receive, as applicable, the Stock Election Consideration or Cash Election Consideration (collectively, the “Merger Consideration”), including cash in lieu of any fractional Parent Shares which such Certificate or Book-Entry Share has been converted into the right to receive, if any, pursuant to this Section 4.1(a) and Section 4.3(h) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 4.3(i).

(b)    Proration. Notwithstanding any other provision contained in this Agreement, the Cash Election Consideration shall be subject to adjustment pursuant to this Section 4.1(b):

(i)    if the Aggregate Cash Election Amount exceeds the Available Cash Election Amount, then (x) each Stock Electing Share shall be converted into the right to receive the Stock Election Consideration and (y) each Cash Electing Share shall be converted into the right to receive:

(A) an amount (without interest) of cash equal to the quotient of (1) the Available Cash Election Amount divided by (2) the number of Cash Electing Shares (the “Per Share Prorated Cash Amount”); and

(B) a number of Parent Shares equal to the product of (1) the Stock Election Exchange Ratio multiplied by (x) one minus (y) a fraction, (A) the numerator of which is the Available Cash Election Amount and (B) the denominator of which is the Aggregate Cash Election Amount; and

(ii)    if the Available Cash Election Amount is equal to or exceeds the Aggregate Cash Election Amount, then:

(A) each Stock Electing Share shall be converted into the right to receive the Stock Election Consideration; and

(B) each Cash Electing Share shall be converted into the right to receive an amount of cash (without interest) equal to the Per Share Election Amount.

For purposes of this Agreement:

“Aggregate Cash Election Amount” means the product of (i) the number of Cash Electing Shares multiplied by (ii) the Per Share Election Amount.

“Available Cash Election Amount” means $175,000,000.

“Per Share Election Amount” means $73.26.

(c)    Treatment of Excluded Shares. Each Excluded Share shall automatically be cancelled without payment of any consideration therefor and shall cease to exist.

(d)    Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into one (1) share of common stock, par value $0.0001 per share, of the Initial Surviving Corporation.

4.2.    Effect of Subsequent Merger on Capital Stock. At the Subsequent Merger Effective Time, by virtue of the Subsequent Merger and without any action on the part of the holder of any capital stock of the Initial Surviving Corporation or on the part of the sole stockholder of Merger Sub II:

(a)    each share of common stock, par value $0.0001 per share, of Merger Sub II, issued and outstanding immediately prior to the Subsequent Merger Effective Time, shall be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation; and

(b)    each share of common stock, par value $0.0001 per share, of the Initial Surviving Corporation, issued and outstanding immediately prior to the Effective Time, shall be cancelled for no consideration.

4.3.    Exchange of Eligible Shares and Delivery of Merger Consideration.

(a)    Deposit of Merger Consideration and Exchange Agent.

(i)    At the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent selected by Parent and reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed) (the “Exchange Agent”), (A) a sufficient number of Parent Shares (whether represented in certificated or non-certificated direct registration form) to be issued as Stock Consideration pursuant to Section 4.1(a) or 4.1(b), as applicable, and (B) an amount in cash in immediately available funds sufficient to make payments of (x) the aggregate Cash Consideration, (y) Fractional Share Consideration, if any, and (z) any dividends or distributions pursuant to Section 4.3(i), if any, in each case, in respect of the Eligible Shares (such Parent Shares and cash being hereinafter referred to as the “Exchange Fund”).

(ii)    The agreement pursuant to which Parent shall appoint the Exchange Agent (the “Exchange Agent Agreement”) shall be in form and substance reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed). Pursuant to the Exchange Agent Agreement, among other things, the Exchange Agent shall (A) act as the exchange agent for the issuance or payment, as applicable, and delivery of the Merger Consideration and (B) invest the cash portion of the Exchange Fund, if and as directed by Parent; provided that (1) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) and, in any such case, no instrument or investment shall have a maturity exceeding three (3) months and (2) to the extent that there are losses with respect to such investments, or the cash portion of the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Cash Consideration, Fractional Share Consideration or any dividends or distributions payable pursuant to Section 4.3(i), Parent shall promptly replace or restore or cause the replacement or restoration of the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Subject to the terms of the Exchange Agent Agreement, any interest and other income resulting from such investment (if any) shall become a part of the Exchange Fund, and any amounts (if any) in excess of the amounts payable under Section 4.1(a) or 4.1(b), as applicable, shall, subject to Section 4.3(d), be promptly returned to Parent or the Surviving Corporation, as requested by Parent.

(b)    Procedures for Surrender.

(i)    As promptly as reasonably practicable after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Corporation (with the assistance of Parent if necessary) shall cause the Exchange Agent to provide or make available to each holder of record of Eligible Shares (each a “Holder”) that are (A) Certificates or (B) Book-Entry Shares not held through The Depository Trust Company (“DTC”) notice advising such holders of the effectiveness of the Merger, which notice shall include (I) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass, only upon delivery of the Certificates to the Exchange Agent (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3(e)) or the surrender of such Book-Entry Shares to the Exchange Agent (which is deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other evidence reasonably acceptable to Parent or the Exchange Agent, if any, of such surrender), such materials to be in such form and have such other provisions as Parent desires and reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed) and (II) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3(e)) or the Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration including the Fractional Share Consideration, if any, and dividends or distributions payable pursuant to Section 4.3(i), if any, that such holder is entitled to receive as a result of the Merger pursuant to Section 4.1(a) or 4.1(b), as applicable.

(ii)    With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent, DTC and such other necessary or desirable third-party intermediaries to ensure that the Exchange Agent will transmit to DTC or its nominees as promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days thereafter), upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Exchange Agent, DTC and such other necessary or desirable third-party intermediaries, the Merger Consideration including the Fractional Share Consideration, if any, and dividends or distributions payable pursuant to Section 4.3(i), if any, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(iii)    Upon surrender to the Exchange Agent of Eligible Shares that (A) are Certificates, by physical surrender of such Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3(e)) together with the letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent in accordance with the terms of the materials and instructions provided by the Exchange Agent, (B) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the surrender of Book-Entry Shares (or such other evidence, if any, of surrender with respect to such Book-Entry Shares), in each case, pursuant to such materials and instructions as contemplated by Section 4.3(b)(i), or (C) are Book-Entry Shares held through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Exchange Agent, DTC and such other necessary or desirable third-party intermediaries pursuant to Section 4.3(b)(ii), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to issue or pay, as applicable, and deliver as promptly as reasonably practicable to such holders, (1) the number of Parent Shares (whether represented in certificated or non-certificated direct registration form) issued pursuant to Section 4.1(a) or 4.1(b), as applicable, and (2) an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.3(g)) sufficient to make payments of any cash consideration payable pursuant to Section 4.1(a) or 4.1(b), as applicable, and Fractional Share Consideration, if any, and any dividends or distributions payable pursuant to Section 4.3(i), if any, in each case, in respect of the Eligible Shares represented by such Certificate (or an affidavit of loss in lieu of the Certificate, as provided in Section 4.3(e)) or such Book-Entry Share.

(iv)    For the avoidance of doubt, no interest will be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable upon the surrender of any Eligible Shares as contemplated by the foregoing provisions of this Section 4.3(b), and any Certificates and Book-Entry Shares so surrendered shall be cancelled by the Exchange Agent. Any Merger Consideration (including any Fractional Share Consideration), together with any dividends or distributions payable pursuant to Section 4.3(i), issued or paid upon surrender of a Certificate or a Book-Entry Share will be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or such Book-Entry Share.

(v)    In the event of a transfer of ownership of any Eligible Shares that are not registered in the stock transfer books of the Company or if the applicable Merger Consideration is to be issued or paid in a name other than that in which the Certificate or Certificates surrendered are registered in the stock transfer books or ledger of the Company, it shall be a condition of the issuance or payment of the applicable Merger Consideration that the Certificate formerly representing such Eligible Shares is properly endorsed and otherwise in proper form for surrender and presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer, documentary, sales, use, stamp or registration Taxes or other similar Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. Issuance or payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company.

(vi)    Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, consistent with the terms of this Agreement, governing the validity of any such transmittal materials described herein and compliance by any holder of Shares with the procedures contemplated by this Agreement.

(c)    Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to the Shares outstanding immediately prior to the Effective Time and there shall be no transfers on the stock transfer books of the Company of any Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share formerly representing any Shares is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled or, in the case such Shares are Eligible Shares, cancelled and exchanged for the applicable Merger Consideration including the Fractional Share Consideration, if any, and dividends or distributions payable pursuant to Section 4.3(i), if any, to which the holder thereof is entitled in accordance with this Article IV.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof (if any)) that remains unclaimed by the holders of Shares for one (1) year from and after the Closing Date shall be delivered to the Surviving Corporation. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Article IV shall thereafter look only to the Surviving Corporation for issuance or payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.3(g)) payable pursuant to Section 4.1(a) or 4.1(b), as applicable. Notwithstanding anything to the contrary in the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any portion of the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(e)    Lost, Stolen or Destroyed Certificates. In the event any Certificate representing Eligible Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue or pay the applicable Merger Consideration issuable or payable pursuant to Section 4.1(a) or 4.1(b), as applicable, including the Fractional Share Consideration, if any, and dividends or distributions payable pursuant to Section 4.3(i), if any, deliverable in respect of such lost, stolen or destroyed Certificate.

(f)    No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of the Shares in connection with the Merger, the Subsequent Merger or otherwise under this Agreement or the transactions contemplated hereby.

(g)    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Exchange Agent and the Surviving Corporation (and any of their Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or non-U.S. Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity and

(ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h)    Fractional Shares.

(i)    No certificates, receipts or scrip representing fractional Parent Shares will be issued upon the surrender or transfer for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Parent will relate to such fractional Parent Shares, and such fractional Parent Shares will not entitle the owner thereof to vote or to any rights of a holder of Parent Shares.

(ii)    Parent shall pay to the Exchange Agent an amount in cash to be deposited promptly following the Effective Time, sufficient for the Exchange Agent to pay each holder of Certificates or Book-Entry Shares an amount in cash (rounded to the nearest cent) equal to the product of (1) the fraction of a Parent Share (rounded to the nearest thousandth when expressed in decimal form) to which such holder (taking into account all fractional Parent Shares to be received by such holder) would otherwise have been entitled to receive pursuant to Section 4.1(a) or 4.1(b), as applicable, multiplied by (2) the Reference Price.

(i)    Dividends or Distributions with Respect to Parent Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the right to receive the Parent Shares represented thereby, and all such dividends and other distributions will be paid by Parent to the Exchange Agent and will be included in the Exchange Fund, in each case, until the surrender of such Certificate (or an affidavit of loss in lieu of the Certificate, as provided in Section 4.3(e)) or Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or an affidavit of loss in lieu of the Certificate, as provided in Section 4.3(e)) or Book-Entry Share there will be paid to the holder thereof, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares to which such holder is entitled pursuant to Section 4.1(a) or 4.1(b), as applicable, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

(j)    Election. Each Holder shall have the right, subject to the limitations set forth in this Article IV, to submit an Election in accordance with this Section 4.3(j) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is publicly disclosed by the Company to all Holders on a date agreed to by Parent, and Parent has otherwise given its prior written consent to such waiver (such agreement or consent not to be unreasonably withheld, conditioned or delayed). “Election Deadline” means 5:00 p.m., New York City time, on the date which the Parties shall agree is as near as practicable to three (3) Business Days preceding the Closing Date or such other time or date as the Parties shall mutually agree in writing. The Parties shall cooperate to issue a press release in accordance with Section 7.9 that is reasonably satisfactory to each of them announcing the date of the Election Deadline at least five (5) Business Days prior to the Election Deadline.

(i)    Each Holder may specify in a request made in accordance with the provisions of this Section 4.3(j) (an “Election”) (A) the number of Shares with respect to which such Holder desires to make a Stock Election and (B) the number of Shares with respect to which such Holder desires to make a Cash Election.

(ii)    Parent shall prepare a form of election that is reasonably acceptable to the Company (the “Form of Election”), and Parent shall mail, or shall cause the Exchange Agent to mail and deliver, together with the Joint Proxy Statement, the Form of Election to Holders as of the record date for notice of the Stockholders Meeting not less than twenty (20) Business Days prior to the anticipated Election Deadline (the period between such mailing and the Election Deadline, the “Election Period”). Parent shall make available one or more Forms of Election as may reasonably be requested from time to time by all Persons who become Holders during the period following the record date for the Stockholders Meeting and prior to the Election Deadline. Any Holder that holds any Shares as nominee, as trustee or in other representative capacity may, through proper instructions and documentation, submit a separate Form of Election prior to the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Shares.

(iii)    Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed. Any Share with respect to which the Holder does not make a valid Election by the Election Deadline shall be deemed to be a Stock Electing Share.

(iv)    Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Any subsequent transfer of any Shares after the Holder of such Shares has made an Election shall automatically revoke such Election as to such Shares (and such subsequent transferee may make a new Election pursuant to and if permitted by the terms of this Section 4.3(j)). Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Parent that this Agreement has been terminated in accordance with Article IX. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any Shares (none of the Company, Parent, Merger Sub, Merger Sub II or the Exchange Agent being under any duty to notify any Holder of any applicable defect). In the event the Exchange Agent makes a good faith determination that an Election (A) was not properly made (including as a result of the Exchange Agent not receiving an Election by the Election Deadline) or (B) has been otherwise revoked or lost, such Election shall be deemed to be ineffective, and the Shares covered by such Election shall, for purposes hereof, be deemed to be Stock Electing Shares.

4.4.    Treatment of Equity Awards; Employee Stock Purchase Plan.

(a)    Treatment of Company Options. Immediately prior to the Effective Time, each unexpired, unexercised and outstanding stock option to purchase Shares granted under the Company Stock Plans or otherwise (a “Company Option”) shall, automatically and without any action on the part of the holder thereof, cease to represent a right to purchase Shares and be converted immediately prior to the Effective Time into an option, on the same terms and conditions applicable to such Company Option immediately prior to the Effective Time (including any terms and conditions that provide for accelerated vesting in connection with the Merger or the other transactions contemplated by this Agreement), to purchase the number of Parent Shares, rounded down to the nearest whole share, that is equal to the product of (i) the number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the Stock Award Exchange Ratio, at an exercise price per Parent Share (rounded up to the nearest cent) equal to (A) the exercise price for such Shares subject to such Company Option immediately prior to the Effective Time divided by (B) the Stock Award Exchange Ratio; provided that the adjustments provided in this Section 4.4(a) with respect to any Company Options are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

(b)    Treatment of Company Restricted Shares. Notwithstanding anything in this Agreement to the contrary, each outstanding award of Shares granted under the Company Stock Plans or otherwise that is subject to forfeiture conditions, but excluding any Shares that are subject solely to a repurchase condition based on the fair market value of a Share (each, a “Company Restricted Share Award”), shall, automatically and without any action on the part of the holder thereof, be converted into an award of Parent restricted shares covering a number of Parent Shares equal to the product of (x) the number of Shares subject to such Company Restricted Share Award immediately prior to the Effective Time multiplied by (y) the Stock Election Exchange Ratio, which Parent Shares shall be subject to the same terms and conditions as were applicable to such Company Restricted Share Award immediately prior to the Effective Time (including any terms and conditions that provide for accelerated vesting in connection with the Merger or the other transactions contemplated by this Agreement); provided that no fractional Parent Shares will be issued in respect of any such Company Restricted Share Award, and Parent shall instead pay, or cause to be paid by the Surviving Corporation or any of its Affiliates, to the

holder of such Company Restricted Share Award as soon as practicable, but in no event later than ten (10) Business Days following the Closing Date, an amount in cash (rounded to the nearest cent), without interest but after giving effect to any required Tax withholdings as provided in Section 4.3(g), equal to the product of (1) the fraction of a Parent Share (rounded to the nearest thousandth when expressed in decimal form) to which such holder (taking into account all fractional Parent Shares to be received by such holder) would otherwise have been entitled to receive pursuant to this Section 4.4(b) multiplied by (2) the Reference Price, without regard to any vesting requirements.

(c)    Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board (the “Compensation Committee”), as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.4(a) and 4.4(b). In addition, the Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company Options or Company Restricted Share Awards (collectively, the “Company Equity Awards”). At the Effective Time, Parent shall assume all of the obligations of the Company relating to Company Equity Awards outstanding immediately prior to the Effective Time, including under the applicable Company Stock Plans and the agreements evidencing the grants thereof. Prior to the delivery of any Parent Shares in respect of any Company Options converted pursuant to this Section 4.4, Parent shall file a registration statement on Form S-8 (or other applicable form) with respect to the Parent Shares subject to such Company Options converted pursuant to this Section 4.4 and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted Company Options remain outstanding. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Equity Awards appropriate notices setting forth such holders’ rights pursuant to the respective applicable Company Stock Plans, and the agreements evidencing the grants of such Company Equity Awards shall continue in effect on the same terms and conditions, subject to the adjustments required by this Section 4.4 after giving effect to the transactions contemplated by this Agreement.

(d)    Employee Stock Purchase Plan. Prior to the Effective Time, the Company Board or the Compensation Committee will adopt such resolutions and take such other reasonable actions as may be reasonably necessary to provide that (i) participants in the Company’s 2018 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) may not increase the amount of their payroll deductions from those in effect on the date of this Agreement; (ii) no participation period under the Employee Stock Purchase Plan will commence after the date of this Agreement; (iii) each right to purchase Shares under the Employee Stock Purchase Plan that is outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, be exercised to purchase Shares in accordance with the terms of the Employee Stock Purchase Plan as if such date was the last day of the applicable participation period and each Share so purchased shall be deemed to be a Stock Electing Share in accordance with Section 4.1(a)(i); and (iv) the Employee Stock Purchase Plan shall be terminated immediately prior to the Effective Time. Any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as soon as administratively practicable following the Effective Time.

4.5.    Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date hereof to the earlier of the Effective Time and termination of this Agreement in accordance with Article IX, the issued and outstanding Shares or Parent Shares, as applicable, or securities convertible or exchangeable thereinto or exercisable therefor shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger (other than the Mergers), issuer tender offer or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Stock Consideration, Cash Consideration, and any other similarly dependent items, as the case may be, shall be equitably adjusted in order to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, nothing in this Section 4.5 shall be construed to permit the Company, Parent or any other Person to take any action except to the extent consistent with, and not otherwise prohibited or restricted by, the terms of this Agreement.

ARTICLE V

Representations and Warranties of the Company

Except as set forth in the publicly available Company Reports filed with the U.S. Securities and Exchange Commission (the “SEC”) on or after June 19, 2018 and prior to the date hereof (excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the confidential disclosure letter delivered to Parent by the Company prior to or concurrently with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that, for purposes of the representations and warranties set forth in this Article V, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent, Merger Sub and Merger Sub II that:

5.1.    Organization, Good Standing and Qualification. The Company (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of clauses (b) and (c), where the failure to have such power or authority or to be so qualified or, to the extent such concept is applicable, in good standing (i) does not constitute a Company Material Adverse Effect and (ii) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. The Company has no Subsidiaries.

5.2.    Capital Structure.

(a)    The authorized capital stock of the Company consists of (i) 150,000,000 Shares, of which 38,592,203 Shares were issued and outstanding as of the close of business on October 2, 2020 (the “Measurement Date”), of which 251,404 were subject to Company Restricted Share Awards, and (ii) 5,000,000 preferred shares, par value $0.001 per share, of which none are issued and outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the Measurement Date, other than 3,274,911 Shares reserved for future issuance under the Company Stock Plans and the Employee Stock Purchase Plan, of which 1,911,632 Shares are subject to issuance pursuant to Company Options and 9,052 Shares are subject to outstanding restricted stock units entitling the holder thereof to Shares or cash equal to the value of Shares with only time-based vesting requirements, the Company has no Shares reserved for issuance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted share units, performance units, phantom stock rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights, obligations or contracts of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim, adverse ownership interest or other encumbrance (each, a “Lien”). The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Shares on any matter. From the Measurement Date to the date of this Agreement, no Shares or Company Equity Awards have been issued, other than in connection with the vesting, settlement or exercise of Company Equity Awards that were issued and outstanding as of the Measurement Date.

(b)    The Company does not own any capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than equity securities in a publicly traded company (i) held for investment and (ii) consisting of less than one percent (1%) of the outstanding capital stock of such company.

(c)    Each Company Option (i) was granted and properly approved in compliance with all applicable Laws, including the applicable requirements of NASDAQ, and all of the terms and conditions of the applicable Company Stock Plan pursuant to which it was issued and (ii) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant.

5.3.    Corporate Authority; Approval and Fairness.

(a)    The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the Voting Agreements, and to perform its obligations under this Agreement and the Voting Agreements, and to consummate the Mergers and the other transactions contemplated hereby and thereby, subject only to the Requisite Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and Merger Sub II, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)    The Company Board, acting upon the Special Committee Recommendation, has (i) (A) determined that it is fair to and in the best interests of the Company and the holders (other than Parent, Merger Sub, Merger Sub II and any of Parent’s other direct or indirect wholly owned Subsidiaries) of Shares for the Company to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement advisable, (B) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Mergers and the other transactions contemplated by this Agreement and (C) resolved to recommend adoption of this Agreement and approval of the Mergers and the other transactions contemplated by this Agreement by the holders of Shares (the “Company Recommendation”) and (ii) directed that this Agreement be submitted to the holders of Shares entitled to vote for adoption of this Agreement and approval of the Mergers and the other transactions contemplated by this Agreement. The Special Committee has (i) been duly established, (ii) received an opinion of Centerview Partners LLC, the Special Committee’s financial advisor (the “Special Committee Financial Advisor”), to the effect that the Merger Consideration is fair, from a financial point of view, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, to the holders of Shares (other than Excluded Shares and Shares that are subject to Company Restricted Share Awards) and as of the date of this Agreement such opinion has not been withdrawn, revoked or modified, (iii) determined that it is fair to and in the best interests of the Company and the holders (other than Parent, Merger Sub, Merger Sub II and any of Parent’s other direct or indirect wholly owned Subsidiaries) of Shares for the Company to enter into this Agreement and (iv) recommended to the Company Board that the Company Board make the Company Recommendation. A copy of such opinion has been delivered to Parent solely for informational purposes promptly following the execution of this Agreement and it is understood and agreed that such opinion of the Special Committee Financial Advisor may not be relied upon by Parent, Merger Sub or Merger Sub II.

5.4.    Governmental Filings; No Violations; Certain Contracts.

(a)    Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under, (i) the DGCL, (ii) the Exchange Act and the Securities Act, (iii) the rules and regulations of NASDAQ and (iv) state securities, takeover and “blue sky” Laws (the filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods and authorizations contemplated by the foregoing clauses (i) through (iv), the “Company Approvals”), and other than any filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations that may be required solely by reason of the business or identity of Parent or any of its Affiliates, no filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations are required to be obtained by the Company from, or to be given by the Company to, or to be made or held by the Company with, any U.S., non-U.S. or supranational or transnational governmental, regulatory, self-regulatory or quasi-governmental authority, entity, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other legislative, executive or judicial governmental entity or political subdivision thereof (each, a “Governmental Entity”) or any labor or trade union, works council or other employee representative body, in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement, except for those filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations the failure of which to be obtained, given, made or held (x) does not constitute a Company Material Adverse Effect and (y) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(b)    The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Mergers and the other transactions contemplated by this Agreement will not, constitute or result in (i) a conflict with, a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company (assuming the Requisite Company Stockholder Approvals are obtained), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien (other than Permitted Liens) on any of the properties, rights or assets of the Company pursuant to any Contract binding upon the Company or, assuming (solely with respect to performance of this Agreement and consummation of the Mergers and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 5.4(a), under any applicable Law to which the Company is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Company, except, in the case of clause (ii) or (iii) directly above, for any such conflict, breach, violation, termination, default, loss, creation, modification, acceleration or change that (x) does not constitute a Company Material Adverse Effect and (y) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

5.5.    Company Reports; Financial Statements.

(a)    The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed by it with or furnished by it to the SEC pursuant to the Exchange Act or the Securities Act since June 19, 2018 (the forms, statements, certifications, reports and other documents filed with or furnished to the SEC since June 19, 2018 and those filed with or furnished to the SEC subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since January 1, 2019, the Company has not consummated any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act.

(b)    Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “chief executive officer” and “chief financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have outstanding nor has it arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. As of the date hereof, to the Knowledge of the Company, there is no reason to believe that the Company’s chief executive officer and chief financial officer will not be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

(c)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material respect) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(d)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed by the Company is reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that are in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(e)    The Company has disclosed, based on the most recent evaluation by its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f)    Each of the balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Company as of its date and each of the related statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ equity (deficit) and of cash flows included in, or incorporated by reference into, the Company Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect in accordance with GAAP consistently applied during the periods involved, except as may be noted therein). Each such balance sheet or related statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ equity (deficit) and of cash flows included in or incorporated by reference into the Company Reports (including the related notes and schedules) complied as to form at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment) in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared in conformity with GAAP (except, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

(g)    The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company Reports.

5.6.    Absence of Certain Changes.

(a)    Since December 31, 2019 through the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, the Company has conducted its business in the ordinary course of business consistent with past practice in all material respects.

(b)    Since December 31, 2019, there has not been any change, event, occurrence, state of facts, condition, circumstance or effect that constitutes a Company Material Adverse Effect.

5.7.    Litigation and Liabilities.

(a)    There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company, except for those that (i) do not constitute a Company Material Adverse Effect and (ii) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. The Company is not a party to or subject to the provisions of any Order that (i) constitutes a Company Material Adverse Effect or (ii) would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(b)    Except as reflected or reserved against in the Company’s most recent balance sheet (including the related notes and schedules) included in the Company Reports filed prior to the date hereof and for obligations or liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, matured, unmatured, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Company, except for those that do not constitute a Company Material Adverse Effect.

5.8.    Compliance with Laws; Licenses; Anti-Corruption Laws; Import and Export Laws.

(a)    Since January 1, 2018 (the “Applicable Date”), the business of the Company has not been, and is not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance or common law, or any rule, regulation, standard, judgment, code, Order, arbitration award, agency requirement or License of any Governmental Entity (collectively, “Laws”), or any policies (including Privacy Policies) of the Company, in each case, except for violations that do not constitute a Company Material Adverse Effect.

(b)    The Company has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and Orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except for those the absence of which or the noncompliance with which does not constitute a Company Material Adverse Effect. Except as does not constitute a Company Material Adverse Effect, (i) each License is in full force and effect (other than those Licenses that have expired and in respect of which the Company has taken all measures reasonably necessary to renew (including by making all applications or filings required by applicable Law or the applicable Governmental Entity in a timely manner)), and (ii) the Company has taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Entity) to extend any License to prevent the expiration thereof. The operation of the business of the Company as presently conducted is not, and has not been since the Applicable Date, in violation of, nor is the Company in default or violation under, any License, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any License, except where such default or violation of such License does not constitute a Company Material Adverse Effect. There are no Proceedings pending or, to the Company’s Knowledge, threatened, that seek the revocation, cancellation or adverse modification of any License, except where such revocation, cancellation or adverse modification does not constitute a Company Material Adverse Effect. Since the Applicable Date, the Company has not received any notice or communication of any noncompliance or alleged noncompliance with any Licenses, except where such noncompliance does not constitute a Company Material Adverse Effect.

(c)    Since the Applicable Date, except as does not constitute a Company Material Adverse Effect, (i) neither the Company nor, to the Knowledge of the Company, any Person acting on behalf of the Company, including any officer, director, employee, agent and Affiliate thereof, has granted, paid, offered or promised to grant or pay, or authorized or ratified the granting of payment, directly or indirectly, of any rebates, monies or anything of value to any Government Official or any political party or candidate for political office, or to any other Person under circumstances where the Company or, to the Knowledge of the Company, any Person acting on behalf of the Company, including any officer, director, employee, agent and Affiliate thereof, knew or had reason to know that all or a portion of such rebates, monies or things of value would be offered, promised, or given, directly or indirectly, to any Government Official, in violation of applicable Law for the purpose of (A) influencing any act or decision of such Government Official in his or her official capacity, (B) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty, (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company or any Person acting on behalf of the Company, including any officer, director, employee, agent and Affiliate thereof, in obtaining or retaining business for or with, or directing business to, any Person or to secure any other improper benefit or advantage; (ii) the Company and each Person acting on behalf of the Company, including any officer, director, employee, agent and Affiliate thereof, have complied with the Anti-Corruption Laws; and (iii) the Company (A) has instituted policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, (B) has maintained such policies and procedures in full force and effect, (C) has not been subject to any pending Proceeding or, to the Company’s Knowledge, threatened with any Proceeding that alleges any violation of any of the Anti-Corruption Laws and (D) has not made a voluntary disclosure to a Governmental Entity in respect of any of the Anti-Corruption Laws.

(d)    Since the Applicable Date, the Company has at all times conducted its export and import and related transactions in accordance with all applicable Import and Export Laws, except as does not constitute a Company Material Adverse Effect.

(e)    Except as would not be prohibited by Import and Export Laws, the Company has not engaged in, nor is now knowingly engaging in, any material dealing or transaction with (i) any Person that at the time of such dealing or transaction is or was the subject or the target of sanctions administered by OFAC or (ii) any Person in Cuba, Iran, Sudan, Syria, North Korea or the Crimea region of Ukraine.

5.9.    Material Contracts.

(a)    Except for this Agreement and except for the Contracts filed as exhibits to the Company Reports, as of the date hereof, the Company is not a party to or bound by any Contract (or, in each case, any group of related Contracts with respect to a single transaction or series of related transactions) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (together with the Contracts filed as exhibits to the Company Reports, but excluding any Benefit Plan, the “Material Contracts”).

(b)    Each of the Material Contracts is valid and binding on the Company, and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as do not constitute a Company Material Adverse Effect. There exists no breach or event of default with respect to any such Material Contracts on the part of the Company or, to the Company’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or, to the Company’s Knowledge, any other party thereto, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches or defaults that do not constitute a Company Material Adverse Effect.

5.10.    Real Property.

(a)    With respect to the real property leased, subleased or licensed to the Company (the “Leased Real Property”), the lease, sublease or license agreement for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, and the Company is not in breach of or default under such lease, sublease or license agreement, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by the Company or permit termination, modification or acceleration by any third party thereunder, except in each case as does not constitute a Company Material Adverse Effect. The Leased Real Property and all buildings, structures, improvements, and fixtures located on the Leased Real Property are (i) suitable in all material respects for the purposes for which they are currently used and (ii) free and clear of any Liens (other than Permitted Liens). Except as does not constitute a Company Material Adverse Effect, (A) there are no parties other than the Company in possession of the Leased Real Property, and (B) there are no Contracts or written or oral concessions granting to any Person other than the Company the right to use or occupy any of the Leased Real Property.

(b)    The Company has not received any written notice of any pending or, to the Company’s Knowledge, threatened condemnation of any Leased Real Property by any Governmental Entity that would reasonably be expected to materially interfere with the business or operations of the Company as presently conducted.

5.11.    Employee Benefits.

(a)    Except as does not constitute a Company Material Adverse Effect: (i) each Benefit Plan (including any related trusts) has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company with respect to each Benefit Plan have been paid or accrued in accordance with the terms of such Benefit Plan and applicable Law, (iii) there are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto; and (iv) each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the U.S. Internal Revenue Service and, to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Benefit Plan.

(b)    Except as does not constitute a Company Material Adverse Effect, neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, (i) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, in each case, in the last six (6) years.

(c)    Except (i) as does not constitute a Company Material Adverse Effect, (ii) as required by applicable Law, (iii) where the costs are borne solely by the participant (or his or her dependents or beneficiaries) or (iv) in the case of any Benefit Plan that is jointly managed with Parent or any of its Subsidiaries, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and the Company has no obligation to provide such benefits.

(d)    Other than as provided for in this Agreement, none of the execution, delivery or performance of this Agreement, stockholder adoption or other approval of this Agreement or the Mergers or the other transactions contemplated hereby or the consummation of the Mergers or the other transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company (collectively, “Company Employees”) to any material payment, severance pay or increase in severance pay, (ii) accelerate the time of payment or vesting or materially increase the amount of any payment or benefit due to any Company Employee or (iii) cause the Company to transfer or set aside any assets to fund any material payments or benefits under any Benefit Plan.

5.12.    Labor Matters.

(a)    The Company is and, since the Applicable Date has been, in compliance with all applicable Laws, Orders, Contracts, policies, plans and programs relating to employment and employment practices, including all Laws, Orders, Contracts, policies, plans and programs relating to terms and conditions of employment, health and safety, wages and hours, the classification of employees as exempt/non-exempt, the classification of individuals as employees or independent contractors, the classification under wage laws, child labor, immigration and work authorization, employment discrimination and retaliation, disability rights or benefits, equal opportunity, whistleblowing and whistleblower protection, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, relations with labor or trade unions, works councils or other employee representative bodies and unemployment insurance, except, in each case, for noncompliance as does not constitute a Company Material Adverse Effect.

(b)    As of the date hereof, the Company is not a party to or otherwise bound by, and the Company is not currently negotiating, any collective bargaining agreement, labor contract or other agreement with a labor union, works council or like organization. To the Company’s Knowledge, as of the date hereof there are no material activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations, trade unions or labor unions, to organize any employees of the Company.

(c)    (i) As of the date hereof, there is no material strike, lockout, slowdown, work stoppage, organizing activities, unfair labor practice or other labor dispute, or material Proceeding or grievance pending or, to the Company’s Knowledge, threatened against or affecting the Company, and (ii) since the Applicable Date, no material strike, lockout, slowdown or work stoppage has occurred.

5.13.    Environmental Matters. Except for such matters that do not constitute a Company Material Adverse Effect: (a) since the Applicable Date, the Company has at all times been in compliance with all, and has not violated any, applicable Environmental Laws; (b) no Leased Real Property or any other real property, currently or formerly owned, leased or operated by the Company (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Substance in a manner that would reasonably be expected to result in any obligation to conduct remedial activities on the part of, or a Proceeding against, the Company pursuant to any Environmental Law; (c) the Company is not subject to any Order, Proceeding or written notice alleging it has liability for any Hazardous Substance disposal or contamination on any third-party property or any failure to properly store or handle, or any release of or exposure to, any Hazardous Substance;

(d) the Company has not received any written notice, demand, letter, claim or request for information and is not a party to or the subject of any pending or, to the Company’s Knowledge, threatened Proceeding, in each case, alleging that the Company may be in violation of or subject to liability under any Environmental Law or regarding any Hazardous Substance; and (e) the Company is not a party to any Order or other legally-binding arrangement with any Governmental Entity, or any indemnity or other legally-binding agreement, with any third party under which the Company has any outstanding liability or obligations relating to any Environmental Law.

5.14.    Taxes. Except as does not constitute a Company Material Adverse Effect:

(a)    The Company (i) has prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by or with respect to it, and all such filed Tax Returns are true, complete and correct, (ii) has paid all Taxes shown as due and owing on any such Tax Return and all Taxes that the Company is obligated to withhold from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or third party, except with respect to matters contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes. There are no Tax Liens upon any property or assets of the Company other than Permitted Liens.

(b)    No deficiencies for Taxes have been proposed or assessed in writing against the Company, and there are no pending audits or examinations in respect of any Taxes or Tax Returns of the Company, and no written notice of any such audit or examination has been received by the Company.

(c)    The Company (i) has not been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group the common parent of which is the Company or Parent), (ii) is not a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any agreement with Parent or any Subsidiary of Parent) and (iii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by operation of Law or as transferee or successor.

(d)    During the last five (5) years, the Company has not been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(e)    The Company has not “participated” in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or foreign Law).

(f)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Section 1502 of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of state, local or foreign Law) or (v) election under Section 108(i) of the Code.

5.15.    Intellectual Property.

(a)    All material registered Intellectual Property Rights and applications therefor owned by the Company are subsisting and unexpired, and, to the Knowledge of the Company, valid and enforceable.

(b)    To the Knowledge of the Company, the Company exclusively owns all material registered Intellectual Property Rights and applications therefor owned by it and its material proprietary unregistered Intellectual

Property Rights, free and clear of any and all Liens (other than Permitted Liens), including claims of current or former employees and contractors, and the Company has not since the Applicable Date received any written claim from any other Person challenging the validity, enforceability, use or ownership of any Intellectual Property Rights, except as does not constitute a Company Material Adverse Effect.

(c)    Except as does not constitute a Company Material Adverse Effect, (i) the operation of the Company’s business does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any other Person, and (ii) since the Applicable Date, no Person has claimed the same in writing (including by a “cease and desist” letter or invitation to take a patent license). To the Knowledge of the Company, no Person is infringing any material Intellectual Property Rights of the Company.

(d)    The Company has taken all commercially reasonable actions and has implemented all commercially reasonable policies and procedures to protect (i) its material trade secrets and confidential information, (ii) any personal, personally identifiable, sensitive or regulated information collected, stored, used, disclosed, transmitted, transferred, processed or disposed of by or on behalf of the Company and (iii) the integrity, continuous operation and security of the IT Assets used in connection with its business, in each case except as does not constitute a Company Material Adverse Effect.

(e)    Except as does not constitute a Company Material Adverse Effect, since the Applicable Date, the Company has complied with all applicable Laws and all applicable contractual obligations relating to the collection, storage, use, transfer and any other processing of any personal information collected or used by the Company. Except as does not constitute a Company Material Adverse Effect: (i) the IT Assets used in the business of the Company operate and perform in all respects as required to permit the Company to conduct its business as currently conducted, (ii) such IT Assets have not malfunctioned or failed since the Applicable Date, (iii) none of the software owned by the Company contains or is distributed with any shareware, open source code or other software whose use or distribution is under a license that requires the Company to do any of the following: (A) disclose or distribute the software owned by the Company in source code form; (B) authorize a licensee of the software owned by the Company to make derivative works of such software owned thereby; or (C) distribute the software owned by the Company at no cost to the recipient. Except as does not constitute a Company Material Adverse Effect, the Company has implemented backup, security and disaster recovery technology and procedures consistent with standard practices for the industries in which the Company operates in each applicable jurisdiction in which it does business. There has been no unauthorized access to or unauthorized use of, and no material breaches, outages or violations of any of the IT Assets used in the business of the Company, except for incidents that do not constitute a Company Material Adverse Effect. The Company has not received any written notice of any material claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by the Company.

5.16.    Insurance. Except as does not constitute a Company Material Adverse Effect, the Company is covered by insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of the Company that (i) are in full force and effect, except for any expirations thereof in accordance with the terms thereof, and (ii) are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound and as is customary in the industries in which the Company operates. All premiums due under such insurance policies and self-insurance programs and arrangements have been paid.

5.17.    Takeover Statutes. Assuming that the Company Unaffiliated Stockholder Approval has been obtained, the Company has taken all action necessary to permit the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement under Section 203 of the DGCL and, accordingly, none of Section 203 of the DGCL, any other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) that is applicable to the Company or any anti-takeover provision in the Company’s certificate of incorporation or bylaws prohibits the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement.

5.18.    Brokers and Finders. Neither the Company nor any officers, directors or employees thereof has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger, the Subsequent Merger or the other transactions contemplated in this Agreement except that the Special Committee has employed the Special Committee Financial Advisor as its financial advisor. The Company has made available to Parent a good faith estimate of the fees and expenses to which the Special Committee Financial Advisor is entitled in connection with the Merger, the Subsequent Merger or any other transaction contemplated by this Agreement.

5.19.    Healthcare Regulatory Matters.

(a)    Except as does not constitute a Company Material Adverse Effect, since the Applicable Date, (i) all filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, supplements, notices, correspondence and other documents required to be filed or maintained with or furnished to the FDA or any other Healthcare Regulatory Authority (collectively, “Health Care Submissions”) by the Company have been so filed, maintained or furnished, (ii) all such Health Care Submissions were complete and accurate and in compliance with all applicable Laws when filed (or were corrected in or supplemented by a subsequent filing), and (iii) neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company acting on its behalf or any clinical trial investigator conducting any clinical trial of a Product Candidate of the Company (a “Company Clinical Trial Investigator”) has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority or committed any act, made any statement or failed to make any statement, in each case, related to the business of the Company that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Healthcare Regulatory Authority to invoke any similar policy.

(b)    None of the Company or, to the Knowledge of the Company, any director, officer or employee of the Company or any Company Clinical Trial Investigator is or has been debarred pursuant to 21 U.S.C. § 335a (a) or (b).

(c)    Except as does not constitute a Company Material Adverse Effect, (i) all Product Candidates under development by or on behalf of the Company have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, distributed, imported and exported, as applicable, in compliance with all applicable Laws, (ii) all clinical trials conducted by or on behalf of the Company have been conducted in compliance with applicable protocols, procedures and Laws, (iii) no Healthcare Regulatory Authority, institutional review board or ethics committee has commenced any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical trial conducted by or on behalf of the Company and (iv) the Company has not received any written notice or communication alleging that the Company has violated or failed to comply with any applicable Laws with respect to such clinical trials. Except as does not constitute a Company Material Adverse Effect, since the Applicable Date, the Company has not received: (A) any FDA Form 483 or warning letter from the FDA or any analogous notice from any other Healthcare Regulatory Authority or (B) any other written notice of violations, inspectional observations, untitled letters or other written administrative, regulatory or enforcement notice from the FDA or any analogous Healthcare Regulatory Authority.

(d)    Except as does not constitute a Company Material Adverse Effect, since the Applicable Date, the Company has complied with, and has not been notified in writing by any Healthcare Regulatory Authority of any failure (or, to the Knowledge of the Company, any investigation with respect thereto) by the Company or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with, applicable Laws pertaining to product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest, including current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, establishment registration and product listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and adverse drug reaction reporting requirements and clinical trial disclosure requirements, in each case with respect to any Product Candidates under development by or on behalf of the Company.

5.20.    Information Furnished. The information supplied or to be supplied by the Company for inclusion in the Joint Proxy Statement and the Form S-4 will not (a) in the case of the Form S-4, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading and (b) in the case of the Joint Proxy Statement, as of the date the Joint Proxy Statement is first mailed to holders of the Shares and holders of the Parent Shares, and at the time of the Stockholders Meeting and the Parent Stockholders Meeting, contain any statement which, in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent, Merger Sub or Merger Sub II for inclusion in any of the foregoing documents. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

5.21.    No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Article V, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. The Company acknowledges and agrees that, except for the representations and warranties contained in Article VI, none of Parent, Merger Sub, Merger Sub II, any other Subsidiary of Parent or any other Person acting on behalf of Parent, Merger Sub, Merger Sub II or any such Subsidiary makes any representation or warranty, express or implied, with respect to Parent, Merger Sub, Merger Sub II or any other Subsidiary of Parent or with respect to any other information provided to the Company or any of its Representatives or any other Person in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof, nor is the Company or any of its Representatives relying thereon.

ARTICLE VI

Representations and Warranties of Parent, Merger Sub and Merger Sub II

Except as set forth in the publicly available Parent Reports filed with the SEC on or after June 26, 2019 and prior to the date hereof (excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the confidential disclosure letter delivered to the Company by Parent prior to or concurrently with entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that, for purposes of the representations and warranties set forth in this Article VI, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent, Merger Sub and Merger Sub II each hereby represents and warrants to the Company that:

6.1.    Organization, Good Standing and Qualification. Each of Parent, Merger Sub and Merger Sub II (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of clauses (b) and (c), where the failure to have such power or authority or to be so qualified or, to the extent such concept is applicable, in good standing (i) does not constitute a Parent Material Adverse Effect and (ii) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent, Merger Sub or Merger Sub II to consummate the Mergers and the other transactions contemplated by this Agreement.

6.2.    Capital Structure.

(a)    The authorized capital stock of Parent consists of (i) 500,000,000 Parent Shares, of which 122,542,410 Parent Shares were issued and outstanding as of the close of business on September 30, 2020, of which 3,934,916 are subject to forfeiture conditions, and (ii) 25,000,000 preferred shares, par value $0.001 per share, of which none are issued and outstanding as of the date hereof. All of the outstanding Parent Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of September 30, 2020, other than (i) 3,735,550 Parent Shares reserved for future issuance under the 2019 Stock Option and Incentive Plan (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Parent Stock Plan”), (ii) 9,973 Parent Shares reserved for future issuance under the 2019 Inducement Equity Plan, (iii) 3,123,169 Parent Shares reserved for future issuance under the 2019 Parent Employee Stock Purchase Plan and (iv) 7,986,544 Parent Shares subject to outstanding options to purchase Parent Shares, Parent has no Parent Shares reserved for issuance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted share units, performance units, phantom stock rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights, obligations or contracts of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Parent Shares in accordance with the terms of the Parent Stock Plan, such Parent Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. From September 30, 2020 to the date of this Agreement, no Parent Shares have been issued, other than in connection with the vesting, settlement or exercise of equity awards that were issued and outstanding as of September 30, 2020 under the Parent Stock Plan.

(b)    Section 6.2(b) of the Parent Disclosure Letter sets forth, as of the date of the information set forth therein, (i) each of Parent’s Subsidiaries and the ownership interest of Parent in each such Subsidiary and (ii) Parent’s capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than equity securities in a publicly traded company (A) held for investment by Parent or any of its Subsidiaries and (B) consisting of less than one percent (1%) of the outstanding capital stock of such company.

6.3.    Corporate Authority.

(a)    Each of Parent, Merger Sub and Merger Sub II has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Mergers and the other transactions contemplated hereby, subject only to (i) adoption of this Agreement by Opco as the sole stockholder of each of Merger Sub and Merger Sub II (which shall occur by written consent promptly following execution of this Agreement) and (ii) the Parent Stockholder Approval. This Agreement has been duly executed and delivered by each of Parent, Merger Sub and Merger Sub II and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Parent, Merger Sub and Merger Sub II, enforceable against each of Parent, Merger Sub and Merger Sub II in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Parent Shares to be issued pursuant to the Merger in accordance with Section 4.1 will, when issued, be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens (including any preemptive rights).

(b)    The Parent Board has unanimously (i) determined that it is fair to and in the best interests of Parent and the holders of Parent Shares for Parent to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement, including the Parent Share Issuance, advisable, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and the consummation of the Mergers, the Parent Share Issuance and the other transactions contemplated by this Agreement, (iii) resolved to recommend approval of the Parent Share Issuance by the holders of Parent Shares (the “Parent Recommendation”) and (iv) directed that the Parent Share Issuance be submitted to the holders of Parent Shares entitled to vote for approval.

6.4.    Governmental Filings; No Violations; Certain Contracts.

(a)    Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under, (i) the DGCL, (ii) the Exchange Act and the Securities Act, (iii) the rules and regulations of NASDAQ and (iv) state securities, takeover and “blue sky” Laws (the filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods and authorizations contemplated by the foregoing clauses (i) through (iv), the “Parent Approvals”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations are required to be obtained by Parent, Merger Sub or Merger Sub II from, or to be given by Parent, Merger Sub or Merger Sub II to, or to be made or held by Parent, Merger Sub or Merger Sub II with, any Governmental Entity or any labor or trade union, works council or other employee representative body, in connection with the execution, delivery and performance by Parent, Merger Sub and Merger Sub II of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement, except for those filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations the failure of which to be obtained, given, made or held (x) does not constitute a Parent Material Adverse Effect and (y) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent, Merger Sub or Merger Sub II to consummate the Mergers and the other transactions contemplated by this Agreement.

(b)    The execution, delivery and performance of this Agreement by Parent, Merger Sub and Merger Sub II do not, and the consummation of the Mergers and the other transactions contemplated by this Agreement will not, constitute or result in (i) a conflict with, a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent, Merger Sub or Merger Sub II (assuming the Parent Stockholder Approval is obtained), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien (other than Permitted Liens) on any of the properties, rights or assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Mergers and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 6.4(a), under any applicable Law to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon Parent or any of its Subsidiaries, except, in the case of clause (ii) or (iii) directly above, for any such conflict, breach, violation, termination, default, loss, creation, modification, acceleration or change that (x) does not constitute a Parent Material Adverse Effect and (y) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent, Merger Sub or Merger Sub II to consummate the Mergers and the other transactions contemplated by this Agreement.

6.5.    Parent Reports; Financial Statements.

(a)    Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed by it with or furnished by it to the SEC pursuant to the Exchange Act or the Securities Act since June 26, 2019 (the forms, statements, certifications, reports and other documents filed with or furnished to the SEC since June 26, 2019 and those filed with or furnished to the SEC subsequent to the date hereof, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since January 1, 2019, Parent has not consummated any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act.

(b)    Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent Reports, and the statements contained in such certifications are true and accurate in all material respects. Neither Parent nor any of its Subsidiaries has outstanding or has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. As of the date of this Agreement, to the Knowledge of Parent, there is no reason to believe that Parent’s chief executive officer and chief financial officer will not be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act in connection with the filing of Parent’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

(c)    Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material respect) any extensions of credit in the form of a personal loan to any executive officer or director of Parent.

(d)    Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed by Parent is reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that are in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements.

(e)    Parent has disclosed, based on the most recent evaluation by its chief executive officer and its chief financial officer prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board, (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(f)    Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent, its Subsidiaries and controlled entities as of its date and each of the related consolidated statements of operations and comprehensive loss, of redeemable convertible noncontrolling interests and stockholders’ equity (deficit) and of cash flows included in, or incorporated by reference into, the Parent Reports (including any related notes and schedules) presents fairly, in all material respects, the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent, its Subsidiaries and controlled entities for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect in accordance with GAAP consistently applied during the periods involved, except as may be noted therein); provided, however, that, for purposes of this Section 6.5(f), the proviso in the definition of “Subsidiary” shall not apply. Each such consolidated balance sheet or related consolidated statements of operations and comprehensive loss, of redeemable noncontrolling interests and stockholders’ equity (deficit) and of cash flows included in or incorporated by reference into the Parent Reports (including the related notes and schedules) complied as to form at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment) in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared in conformity with GAAP (except, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

(g)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent Reports.

6.6.    Absence of Certain Changes.

(a)    Since December 31, 2019 through the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, Parent and each of its Subsidiaries has conducted its business in the ordinary course of business consistent with past practice in all material respects.

(b)    Since December 31, 2019, there has not been any change, event, occurrence, state of facts, condition, circumstance or effect that constitutes a Parent Material Adverse Effect.

6.7.    Litigation and Liabilities.

(a)    There are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries, except for those that (i) do not constitute a Parent Material Adverse Effect and (ii) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent, Merger Sub or Merger Sub II to consummate the Mergers and the other transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is party to or subject to the provisions of any Order that (i) constitutes a Parent Material Adverse Effect or (ii) would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent, Merger Sub or Merger Sub II to consummate the Mergers and the other transactions contemplated by this Agreement.

(b)    Except as reflected or reserved against in Parent’s most recent consolidated balance sheet (including the related notes and schedules) included in the Parent Reports filed prior to the date hereof and for obligations or liabilities incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, matured, unmatured, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent, except for those that do not constitute a Parent Material Adverse Effect.

6.8.    Compliance with Laws; Licenses; Anti-Corruption Laws; Import and Export Laws.

(a)    Since the Applicable Date, the business of Parent and each of its Subsidiaries has not been, and is not being, conducted in violation of any Law or any policies (including Privacy Policies) of Parent or any of its Subsidiaries, in each case, except for violations that do not constitute a Parent Material Adverse Effect.

(b)    Parent and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted, except for those the absence of which or the noncompliance with which does not constitute a Parent Material Adverse Effect. Except as does not constitute a Parent Material Adverse Effect, (i) each License is in full force and effect (other than those Licenses that have expired and in respect of which Parent or its Subsidiary, as applicable, has taken all measures reasonably necessary to renew (including by making all applications or filings required by applicable Law or the applicable Governmental Entity in a timely manner)), and (ii) Parent and each of its Subsidiaries has taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Entity) to extend any License to prevent the expiration thereof. The operation of the business of Parent and its Subsidiaries as presently conducted is not, and has not been since the Applicable Date, in violation of, nor is Parent or any of its Subsidiaries in default or violation under, any License, and, to Parent’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any License, except where such default or violation of such License does not constitute a Parent Material Adverse Effect. There are no Proceedings pending or, to Parent’s Knowledge, threatened, that seek the revocation, cancellation or adverse modification of any License, except where such revocation, cancellation or adverse modification does not constitute a Parent Material Adverse Effect. Since the Applicable Date, neither Parent nor any of its Subsidiaries has received any notice or communication of any noncompliance or alleged noncompliance with any Licenses, except where such noncompliance does not constitute a Parent Material Adverse Effect.

(c)    Since the Applicable Date, except as does not constitute a Parent Material Adverse Effect, (i) neither Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any Person acting on behalf of Parent or any of its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof, has granted, paid, offered or promised to grant or pay, or authorized or ratified the granting of payment, directly or indirectly, of any rebates, monies or anything of value to any Government Official or any political party or candidate for political office, or to any other Person under circumstances where Parent or any of its Subsidiaries or, to the Knowledge of Parent, any Person acting on behalf of Parent or any of its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof, knew or had reason to know that all or a portion of such rebates, monies or things of value would be offered, promised, or given, directly or indirectly, to any Government Official, in violation of applicable Law for the purpose of (A) influencing any act or decision of such Government Official in his or her official capacity, (B) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty, (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist Parent or any of its Subsidiaries or any Person acting on behalf of Parent or any of its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof, in obtaining or retaining business for or with, or directing business to, any Person or to secure any other improper benefit or advantage; (ii) Parent and each of its Subsidiaries and each Person acting on behalf of Parent or any of its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof, have complied with the Anti-Corruption Laws; and (iii) Parent and each of its Subsidiaries (A) has instituted policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, (B) has maintained such policies and procedures in full force and effect, (C) has not been subject to any pending Proceeding or, to Parent’s Knowledge, threatened with any Proceeding that alleges any violation of any of the Anti-Corruption Laws and (D) has not made a voluntary disclosure to a Governmental Entity in respect of any of the Anti-Corruption Laws.

(d)    Since the Applicable Date, Parent and each of its Subsidiaries has at all times conducted its export and import and related transactions in accordance with all applicable Import and Export Laws, except as does not constitute a Parent Material Adverse Effect.

(e)    Except as would not be prohibited by Import and Export Laws, neither Parent nor any of its Subsidiaries has engaged in, nor is now knowingly engaging in, any material dealing or transaction with (i) any Person that at the time of such dealing or transaction is or was the subject or the target of sanctions administered by OFAC or (ii) any Person in Cuba, Iran, Sudan, Syria, North Korea or the Crimea region of Ukraine.

6.9.    Material Contracts.

(a)    Except for this Agreement and except for the Contracts filed as exhibits to the Parent Reports, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Contract (or, in each case, any group of related Contracts with respect to a single transaction or series of related transactions) that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (together with the Contracts filed as exhibits to the Parent Reports, the “Parent Material Contracts”).

(b)    Each of the Parent Material Contracts is valid and binding on Parent or its applicable Subsidiary, and, to Parent’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as do not constitute a Parent Material Adverse Effect. There exists no breach or event of default with respect to any such Parent Material Contracts on the part of Parent or its applicable Subsidiary or, to Parent’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by Parent or its applicable Subsidiary or, to Parent’s Knowledge, any other party thereto, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches or defaults that do not constitute a Parent Material Adverse Effect.

6.10.    Environmental Matters. Except for such matters that do not constitute a Parent Material Adverse Effect: (a) since the Applicable Date, Parent and each of its Subsidiaries has at all times been in compliance with all, and has not violated any, applicable Environmental Laws; (b) no real property, currently or formerly owned, leased or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Substance in a manner that would reasonably be expected to result in any obligation to conduct remedial activities on the part of, or a Proceeding against, Parent or any of its Subsidiaries pursuant to any Environmental Law; (c) neither Parent nor any of its Subsidiaries is subject to any Order, Proceeding or written notice alleging it has liability for any Hazardous Substance disposal or contamination on any third-party property or any failure to properly store or handle, or any release of or exposure to, any Hazardous Substance; (d) neither Parent nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information or is a party to or the subject of any pending or, to Parent’s Knowledge, threatened Proceeding, in each case alleging that Parent or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or regarding any Hazardous Substance; and (e) neither Parent nor any of its Subsidiaries is a party to any Order or other legally-binding arrangement with any Governmental Entity or any indemnity or other legally-binding agreement, with any third party under which Parent or any of its Subsidiaries has any outstanding liability or obligations relating to any Environmental Law.

6.11.    Taxes. Except as does not constitute a Parent Material Adverse Effect:

(a)    Parent and each of its Subsidiaries (i) has prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by or with respect to it, and all such filed Tax Returns are true, complete and correct, (ii) has paid all Taxes shown as due and owing on any such Tax Return and all Taxes that Parent or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or third party, except with respect to matters contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes. There are no Tax Liens upon any property or assets of Parent or any of its Subsidiaries other than Permitted Liens.

(b)    No deficiencies for Taxes have been proposed or assessed in writing against Parent or any of its Subsidiaries, and there are no pending audits or examinations in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries, and no written notice of any such audit or examination has been received by Parent or any of its Subsidiaries.

(c)    Parent and each of its Subsidiaries (i) have not been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group the common parent of which is Parent), (ii) are not a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any agreement with the Company, Parent or any Subsidiary of Parent) and (iii) have no liability for the Taxes of any Person (other than the Company, Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by operation of Law or as transferee or successor.

(d)    During the last five (5) years, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(e)    Neither Parent nor any of its Subsidiaries has “participated” in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or foreign Law).

6.12.    Intellectual Property.

(a)    All material registered Intellectual Property Rights and applications therefor owned by Parent or any of its Subsidiaries are subsisting and unexpired, and, to the Knowledge of Parent, valid and enforceable.

(b)    To the Knowledge of Parent, Parent and each of its Subsidiaries exclusively owns all material registered Intellectual Property Rights and applications therefor owned by it and its material proprietary unregistered Intellectual Property Rights, free and clear of any and all Liens (other than Permitted Liens), including claims of current or former employees and contractors, and neither Parent nor any of its Subsidiaries has since the Applicable Date received any written claim from any other Person challenging the validity, enforceability, use or ownership of any Intellectual Property Rights, except as does not constitute a Parent Material Adverse Effect.

(c)    Except as does not constitute a Parent Material Adverse Effect, (i) the operation of the business of Parent and each of its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any other Person, and (ii) since the Applicable Date, no Person has claimed the same in writing (including by a “cease and desist” letter or invitation to take a patent license). To the Knowledge of Parent, no Person is infringing any material Intellectual Property Rights of Parent or any of its Subsidiaries.

(d)    Parent and each of its Subsidiaries has taken all commercially reasonable actions and has implemented all commercially reasonable policies and procedures to protect (i) its material trade secrets and confidential information, (ii) any personal, personally identifiable, sensitive or regulated information collected, stored, used, disclosed, transmitted, transferred, processed or disposed of by or on behalf of Parent or any of its Subsidiaries and (iii) the integrity, continuous operation and security of the IT Assets used in connection with its business, in each case except as does not constitute a Parent Material Adverse Effect.

(e)    Except as does not constitute a Parent Material Adverse Effect, since the Applicable Date, Parent and each of its Subsidiaries has complied with all applicable Laws and all applicable contractual obligations relating to the collection, storage, use, transfer and any other processing of any personal information collected or used by Parent or any of its Subsidiaries. Except as does not constitute a Parent Material Adverse Effect: (i) the IT Assets used in the business of Parent and each of its Subsidiaries operate and perform in all respects as required to permit Parent and each of its Subsidiaries to conduct its business as currently conducted, (ii) such IT Assets have not malfunctioned or failed since the Applicable Date, (iii) none of the software owned by Parent or any of its Subsidiaries contains or is distributed with any shareware, open source code or other software whose use or distribution is under a license that requires Parent or any of its Subsidiaries to do any of the following: (A) disclose or distribute the software owned by Parent or any of its Subsidiaries in source code form; (B) authorize a licensee of the software owned by Parent or any of its Subsidiaries to make derivative works of such software owned thereby; or (C) distribute the software owned Parent or any of its Subsidiaries at no cost to the recipient. Except as does not constitute a Parent Material Adverse Effect, Parent and each of its Subsidiaries has implemented backup, security and disaster recovery technology and procedures consistent with standard practices for the industries in which Parent and its Subsidiaries operate in each applicable jurisdiction in which they do business. There has been no unauthorized access to or unauthorized use of, and no material breaches, outages or violations of any of the IT Assets used in the business of Parent or any of its Subsidiaries, except for incidents that do not constitute a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice of any material claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by Parent or any of its Subsidiaries.

6.13.    Capitalization of Merger Sub and Merger Sub II. The authorized capital stock of Merger Sub and Merger Sub II consists solely of one thousand (1,000) shares of common stock, par value $0.0001 per share, and one thousand (1,000) shares of common stock, par value $0.0001 per share, respectively, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is and will be at the Effective Time, and all of the issued and outstanding capital stock of Merger Sub II is and will be at the Subsequent Merger Effective Time, owned by Parent or a direct or indirect Subsidiary of Parent. Since the date of its incorporation, neither Merger Sub nor Merger Sub II has engaged in any activities other than in connection with or as contemplated by this Agreement.

6.14.    Financing. Parent, Merger Sub and Merger Sub II have, and will have on the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable them to fund the Cash Consideration and make all payments required to be made pursuant to the terms of this Agreement.

6.15.    Takeover Statutes. Assuming that the Company Unaffiliated Stockholder Approval has been obtained, Parent has taken all action necessary to authorize and approve this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby (including the Parent Share Issuance) under Section 203 of the DGCL and, accordingly, none of Section 203 of the DGCL, any other Takeover Statute that is applicable to Parent or any anti-takeover provision in Parent’s certificate of incorporation or bylaws prohibits the execution, delivery and performance of this Agreement, the Voting Agreements or the transactions contemplated hereby or thereby (including the Parent Share Issuance).

6.16.    Brokers and Finders. Neither Parent or any of its Subsidiaries nor any officers, directors or employees thereof has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger, the Subsequent Merger or the other transactions contemplated in this Agreement except that Parent has employed Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC as its financial advisors. Parent has made available to the Special Committee a good faith estimate of the fees and expenses to which such advisors are entitled in connection with the Merger, the Subsequent Merger or any other transaction contemplated by this Agreement.

6.17.    Ownership of Shares. As of the date of this Agreement, Parent and its Subsidiaries collectively beneficially own 24,575,501 Shares in the aggregate.

6.18.    Healthcare Regulatory Matters.

(a)    Except as does not constitute a Parent Material Adverse Effect, since the Applicable Date, (i) all Health Care Submissions required to be filed or maintained with or furnished to the FDA or any other Healthcare Regulatory Authority by Parent or any of its Subsidiaries have been so filed, maintained or furnished, (ii) all such Health Care Submissions were complete and accurate and in compliance with all applicable Laws when filed (or were corrected in or supplemented by a subsequent filing), and (iii) neither Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries acting on its behalf or any clinical trial investigator conducting any clinical trial of a Product Candidate of Parent or any of its Subsidiaries (a “Parent Clinical Trial Investigator”) has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority or committed any act, made any statement or failed to make any statement, in each case, related to the business of Parent or any of its Subsidiaries that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Healthcare Regulatory Authority to invoke any similar policy.

(b)    Neither Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer or employee of Parent or any of its Subsidiaries or any Parent Clinical Trial Investigator is or has been debarred pursuant to 21 U.S.C. § 335a (a) or (b).

(c)    Except as does not constitute a Parent Material Adverse Effect, (i) all Product Candidates under development by or on behalf of Parent or any of its Subsidiaries have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, distributed, imported and exported, as applicable, in compliance with all applicable Laws, (ii) all clinical trials conducted by or on behalf of Parent or any of its Subsidiaries have been conducted in compliance with applicable protocols, procedures and Laws, (iii) no Healthcare Regulatory Authority, institutional review board or ethics committee has commenced any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical trial conducted by or on behalf of Parent or any of its Subsidiaries and (iv) neither Parent nor any of its Subsidiaries has received any written notice or communication alleging that Parent or any of its Subsidiaries has violated or failed to comply with any applicable Laws with respect to such clinical trials. Except as does not constitute a Parent Material Adverse Effect, since the Applicable Date, neither Parent nor any of its Subsidiaries has received: (A) any FDA Form 483 or warning letter from the FDA or any analogous notice from any other Healthcare Regulatory Authority or (B) any other written notice of violations, inspectional observations, untitled letters or other written administrative, regulatory or enforcement notice from the FDA or any analogous Healthcare Regulatory Authority.

(d)    Except as does not constitute a Parent Material Adverse Effect, since the Applicable Date, Parent and each of its Subsidiaries has complied with, and has not been notified in writing by any Healthcare Regulatory Authority of any failure (or, to the Knowledge of Parent, any investigation with respect thereto) by Parent or any of its Subsidiaries or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with, applicable Laws pertaining to product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest, including current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, establishment registration and product listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and adverse drug reaction reporting requirements and clinical trial disclosure requirements, in each case with respect to any Product Candidates under development by or on behalf of Parent or any of its Subsidiaries.

6.19.    Information Furnished. The information supplied by Parent, Merger Sub or Merger Sub II for inclusion in the Joint Proxy Statement and the Form S-4 will not (a) in the case of the Form S-4 or at the time the

Form S-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading and (b) in the case of the Joint Proxy Statement, as of the date the Joint Proxy Statement is first mailed to holders of the Shares and holders of the Parent Shares, and at the time of the Stockholders Meeting and the Parent Stockholders Meeting, contain any statement which, in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing sentence, none of Parent, Merger Sub and Merger Sub II makes any representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion in any of the foregoing documents. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

6.20.    No Other Representations or Warranties. Except for the representations and warranties of Parent, Merger Sub and Merger Sub II contained in this Article VI, none of Parent, Merger Sub or Merger Sub II is making or has made, and no other Person is making or has made on behalf of Parent, Merger Sub or Merger Sub II, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. Each of Parent, Merger Sub and Merger Sub II acknowledges and agrees that, except for the representations and warranties contained in Article V, none of the Company or any other Person acting on behalf of the Company makes any representation or warranty, express or implied, with respect to the Company or with respect to any other information provided to Parent, Merger Sub or Merger Sub II or any of their respective Representatives or any other Person in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof, nor is Parent, Merger Sub, Merger Sub II or any of their respective Representatives relying thereon.

ARTICLE VII

Covenants

7.1.    Interim Operations.

(a)    The Company covenants and agrees that, from the execution of this Agreement until the Effective Time (unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed)), and except (x) as otherwise expressly required, contemplated or permitted by this Agreement, (y) as set forth in Section 7.1(a) of the Company Disclosure Letter or (z) as required by applicable Laws (including any Law issued in response to the COVID-19 (or SARS-CoV-2) virus), the Company shall use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, it shall use its reasonable best efforts to preserve its business organizations substantially intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, production companies, distributors, licensees, licensors, creditors, lessors, employees and business associates and others having material business dealings with it and keep available the services of its present employees and agents. Without limiting, and in furtherance of, the foregoing, from the execution of this Agreement until the Effective Time, except (1) as otherwise expressly required, contemplated or permitted by this Agreement, (2) as set forth in Section 7.1(a) of the Company Disclosure Letter or (3) as required by applicable Laws (including any Law issued in response to the COVID-19 (or SARS-CoV-2) virus), the Company will not (unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed)):

(i)    adopt or propose any change in its certificate of incorporation or bylaws;

(ii)    merge or consolidate the Company with any other Person or restructure, reorganize or completely or partially liquidate;

(iii)    acquire any assets outside of the ordinary course of business consistent with past practice from any other Person for consideration in excess of $5,000,000 in any individual transaction or series of related transactions or $20,000,000 in the aggregate;

(iv)    issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company (other than the issuance of shares in respect of the settlement of Company Equity Awards outstanding as of the date hereof (or issued after the date hereof in accordance with the terms of this Agreement) in accordance with their terms and, as applicable, the Company Stock Plans as in effect on the date hereof or as the same may be amended in accordance with the terms of this Agreement), securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)    create or incur any Lien (other than any Permitted Lien) that would be material to the Company, taken as a whole, on any assets of the Company;

(vi)    make any loans, advances, guarantees or capital contributions to or investments in any Person, other than advances to Company Employees in respect of travel or other related business expenses, in each case in the ordinary course of business consistent with past practice;

(vii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(viii)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the withholding of shares to satisfy withholding Tax obligations upon the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof (or issued after the date hereof in accordance with the terms of this Agreement) in accordance with their terms and, as applicable, the Company Stock Plans as in effect on the date hereof or as the same may be amended in accordance with the terms of this Agreement);

(ix)    incur any indebtedness for borrowed money with an aggregate principal amount in excess of $5,000,000 or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company;

(x)    make or authorize any capital expenditure in excess of $5,000,000 individually or in the aggregate during any twelve (12)-month period beginning on or after the date hereof;

(xi)    enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement other than in the ordinary course of business consistent with past practice;

(xii)    amend, modify, cancel or terminate any Material Contract, lease or sublease, or cancel, modify or waive any material debts or claims held by it or waive any material rights, in each case other than in the ordinary course of business consistent with past practice;

(xiii)    amend any material License in any material respect, or allow any such License to lapse, expire or terminate, other than (A) amendments, renewals or extensions of Licenses in the ordinary course of business consistent with past practice or (B) non-renewal or non-extension of Licenses that are not necessary to conduct the Company’s business as then conducted;

(xiv)    except as expressly provided for by Section 7.12, amend, modify, terminate or cancel a material insurance policy (or reinsurance policy) or self-insurance program of the Company in effect as of the date hereof, unless, simultaneous with such termination or cancellation, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing or self-insurance programs, in each case, providing coverage equal to or greater than the coverage under the terminated or canceled policies for substantially similar premiums, as applicable, are in full force and effect;

(xv)    make any changes with respect to accounting policies or procedures, except as required by GAAP or by applicable Law;

(xvi)    other than with respect to Transaction Litigation, which is governed by Section 7.14(c), settle or compromise any Proceeding which would reasonably be expected to (A) prevent or materially delay or impair the consummation of the Mergers or the other transactions contemplated by this Agreement, (B) involve any material injunctive or equitable relief or impose material restrictions on the Company’s business, taken as a whole, or (C) involve any criminal liability or any admission of material wrongdoing or material wrongful conduct by the Company;

(xvii)    (A) make, change or revoke any material Tax election, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended Tax Return with respect to any material Tax, (D) adopt or change any method of Tax accounting or Tax accounting period, (E) enter into any closing agreement relating to any material Tax, (F) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax, (G) surrender any right to claim a material Tax refund or (H) fail to file when due (taking into account any applicable extensions) any material Tax Return required to be filed with respect to the Company in a jurisdiction where the Company currently files such Tax Returns;

(xviii)    transfer, sell, lease, license, mortgage, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, rights, properties or businesses (including Intellectual Property Rights) with a fair market value in excess of $5,000,000, in the aggregate, except (A) for sales or other dispositions of obsolete assets, (B) for transfers, sales or other dispositions of inventory in the ordinary course of business consistent with past practice, (C) pursuant to Contracts in effect prior to the date hereof, (D) for non-exclusive licenses in the ordinary course of business or (E) for abandonments, non-renewals or non-extensions of Intellectual Property Rights that are not material to the conduct of the Company’s business as then conducted;

(xix)    except as required pursuant to the terms of any Benefit Plan in effect as of the date hereof, or as adopted or amended following the date hereof in accordance with this Agreement, or in the ordinary course of business consistent with past practice (including approval from the Company Board or the compensation committee thereof, as applicable), (A) materially increase in any manner the compensation or consulting fees, bonus or pension or welfare benefits of any Company Employee, (B) materially reduce compensation or benefits with respect to any Company Employees, (C) grant any severance, termination, retention or change-in-control pay to any Company Employee, (D) become a party to, establish, adopt, materially amend, commence participation in or terminate any material Benefit Plan or any arrangement that would have been a material Benefit Plan had it been in existence as of the date hereof, (E) grant any new Company Equity Awards or amend or modify the terms of any outstanding Company Equity Awards, (F) take any action to accelerate the vesting, lapsing of restrictions or payment, or to fund or in any other way secure the payment, of compensation or benefits provided to any Company Employee or (G) forgive any loans or issue any loans to Company Employees;

(xx)    become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a trade union, labor union, works council or similar organization;

(xxi)    materially amend any Privacy Policies or the operation or security of any IT Assets used in its business in any manner that is materially adverse to the Company, in each case other than as required by applicable Law;

(xxii)    (A) enter into any new line of business other than any line of business in which the Company is engaged (or plans to be engaged) in as of the date of this Agreement or (B) form or acquire securities or ownership interests in a Person which would constitute its Subsidiary; or

(xxiii)    agree, commit, arrange, authorize, resolve or enter into any understanding to do any of the foregoing.

(b)    Parent covenants and agrees that, from the execution of this Agreement until the Effective Time (unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed)), and except (x) as otherwise expressly required, contemplated or permitted by this Agreement, (y) as set forth in Section 7.1(b) of the Parent Disclosure Letter or (z) as required by applicable Laws (including any Law issued in response to the COVID-19 (or SARS-CoV-2) virus), Parent shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, Parent shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to preserve its business organizations substantially intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, production companies, distributors, licensees, licensors, creditors, lessors, employees and business associates and others having material business dealings with it and keep available the services of its present employees and agents. Without limiting, and in furtherance of, the foregoing, from the execution of this Agreement until the Effective Time, except (1) as otherwise expressly required, contemplated or permitted by this Agreement, (2) as set forth in Section 7.1(b) of the Parent Disclosure Letter or (3) as required by applicable Laws (including any Law issued in response to the COVID-19 (or SARS-CoV-2) virus), Parent shall not, and shall cause each of its Subsidiaries not to (unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed)):

(i)    adopt or propose any change in the certificate of incorporation or bylaws of Parent, Merger Sub or Merger Sub II;

(ii)    merge or consolidate Parent, Merger Sub or Merger Sub II with any other Person, other than any merger or consolidation of Parent in which Parent is the surviving Person;

(iii)    completely or partially liquidate Parent, Merger Sub or Merger Sub II;

(iv)    issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of Parent, securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case other than (A) the issuance of equity awards under the Parent Stock Plan in the ordinary course of business consistent with past practice and (B) the issuance of shares in respect of the settlement of equity awards outstanding as of the date hereof (or issued after the date hereof) in accordance with their terms and, as applicable, the Parent Stock Plan;

(v)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(vi)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the withholding of shares to satisfy withholding Tax obligations upon the exercise, vesting or settlement of equity awards outstanding as of the date hereof (or issued after the date hereof) under the Parent Stock Plan in accordance with their terms and, as applicable, the Parent Stock Plan); or

(vii)    agree, commit, arrange, authorize, resolve or enter into any understanding to do any of the foregoing.

(c)    Subject to Section 7.2(f), from the execution of this Agreement until the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement, Standstill Agreement or similar agreement to which the Company is a party and shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, in each case except to the extent the Company Board or the Special Committee determines in good faith after consultation with its outside legal counsel that such action or failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d)    Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, if any.

(e)    From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with the terms set forth in Article IX, neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, take, or agree or commit to take, any action (except as otherwise expressly permitted by Section 7.2 or Section 7.3 of this Agreement), including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the consummation of the Mergers and the other transactions contemplated by this Agreement.

7.2.    Company Acquisition Proposals.

(a)    No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 7.2, neither it nor any of its directors, officers and employees shall, and that it shall instruct and use its reasonable best efforts to cause its investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)    initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

(ii)    engage in, continue or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, any Company Acquisition Proposal, or provide any nonpublic information or data to any Person in connection with the foregoing, in each case, except to notify such Person of the existence of the provisions of this Section 7.2; or

(iii)    resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the foregoing provisions of this Section 7.2(a), prior to the time, but not after, the Requisite Company Stockholder Approvals are obtained, the Company and its Representatives may, after complying with Section 7.2(e), (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Company Acquisition Proposal after the date of this Agreement that did not result from a breach in any material respect of this Section 7.2 if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to such Person than those contained in the Confidentiality Agreement; provided, however, that such information has previously been made available to Parent or is made available to Parent prior to or promptly after the time such information is made available to such Person; and (B) engage or otherwise participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Company Acquisition Proposal, if and only to the extent that, (I) prior to taking any action described in clause (A) or (B) directly above, the Company Board

(acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (II) in each such case referred to in clause (A) or (B) directly above, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such Company Acquisition Proposal either constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal.

(b)    No Change in Company Recommendation or Alternative Acquisition Agreement. The Company Board and each committee of the Company Board (including the Special Committee) shall not:

(i)    (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Mergers, (B) authorize, approve, recommend or otherwise declare advisable, or publicly propose to authorize, approve, recommend or otherwise declare advisable, any Company Acquisition Proposal or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (C) fail to include the Company Recommendation in the Joint Proxy Statement, (D) if any Company Acquisition Proposal structured as a tender offer or exchange offer is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten (10) Business Days of the commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (E) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after receiving a written request to do so from Parent promptly after any Company Acquisition Proposal or any material modification thereto shall have first been publicly made, sent or given to the holders of Shares, or within two (2) Business Days of such request in the event such Company Acquisition Proposal or material modification is publicly made, sent or given less than ten (10) Business Days prior to the then-scheduled Stockholders Meeting (provided that Parent may only make such request once with respect to any Company Acquisition Proposal and once for each material modification thereto) (any of the foregoing actions or inactions in this Section 7.2(b)(i) by the Company Board or any committee of the Company Board (including the Special Committee), a “Change of Company Recommendation”) or otherwise resolve or agree to take any of the foregoing actions in this Section 7.2(b)(i); or

(ii)    cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to in Section 7.2(a) entered into in compliance with Section 7.2(a)) relating to any Company Acquisition Proposal (an “Alternative Company Acquisition Agreement”) or otherwise resolve or agree to do so.

Notwithstanding anything to the contrary set forth in this Section 7.2(b), the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee may, prior to but not after the time the Requisite Company Stockholder Approvals are obtained, make a Change of Company Recommendation if, and only if, (A) an Intervening Event has occurred and the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consulting with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable Law, or (B) the Company receives a Company Acquisition Proposal and the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consulting with its financial advisor and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal and that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable Law; provided that neither the Company Board nor the Special Committee may take any such action (and the Special Committee may not recommend to the Company Board to take such action) unless (I) prior to making such Change of Company Recommendation, the Company provides prior written notice to Parent at least four (4) Business Days in advance (the “Notice Period”) of its intention to take such action and the basis thereof, which notice shall include, in the case of a Company Superior Proposal, the information required under Section 7.2(e) and, in the case of an Intervening

Event, a reasonably detailed description of such Intervening Event, (II) during the Notice Period, the Company shall, and shall cause its employees, financial advisor and outside legal counsel to, be reasonably available to negotiate with Parent in good faith should Parent propose to make amendments or other revisions to the terms and conditions of this Agreement such that, in the case of a Company Superior Proposal, such Company Acquisition Proposal no longer constitutes a Company Superior Proposal or, in the case of an Intervening Event, the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law as determined in the good faith judgment of the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee, after consulting with its financial advisor and outside legal counsel, and (III) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee, as the case may be, has taken into account any amendments or other revisions to the terms and conditions of this Agreement agreed to by Parent in writing prior to the end of the Notice Period and has determined in good faith, after consulting with its financial advisor and outside legal counsel, that a failure to make such Change of Company Recommendation would still be inconsistent with the directors’ fiduciary duties under applicable Law; it being understood that any amendments or other revisions to any Company Acquisition Proposal will be deemed to be a new Company Acquisition Proposal, including for purposes of the Notice Period; provided, however, subsequent to the initial Notice Period, the Notice Period shall be reduced to two (2) Business Days.

(c)    Certain Permitted Disclosure. Nothing contained in this Section 7.2 shall prohibit the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure that constitutes a “stop, look and listen” communication pursuant to Section 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by applicable Law, which actions shall not constitute or be deemed to constitute a Change of Company Recommendation; provided, however, that (A) any such disclosure permitted under clause (i) above that relates to an Company Acquisition Proposal (other than a “stop, look and listen” communication) shall be deemed a Change of Company Recommendation unless the Company Board (acting upon the recommendation of the Special Committee) expressly publicly reaffirms the Company Recommendation in connection with such disclosure and (B) any Change of Company Recommendation may only be made in accordance with Section 7.2(b).

(d)    Existing Discussions. The Company agrees that, as of the date hereof, it has ceased and caused to be terminated any existing activities, solicitations, discussions or negotiations with any parties conducted heretofore with respect to any Company Acquisition Proposal. The Company also agrees that it will as promptly as possible (and in all events within two (2) Business Days of the date hereof) (i) request each Person that has, during the period from August 24, 2020 to the date of this Agreement, executed a confidentiality agreement in connection with any Company Acquisition Proposal or its consideration of any Company Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and (ii) terminate any data room or other diligence access of such Persons.

(e)    Notice. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if any inquiries, proposals or offers with respect to any Company Acquisition Proposal or that would reasonably be expected to lead to any Company Acquisition Proposal are received by, any information in connection therewith is requested from, or any such discussions or negotiations related thereto are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person making the Company Acquisition Proposal and providing unredacted copies of any written requests, proposals or offers, including proposed agreements and the material terms and conditions of any oral proposals or offers, and thereafter shall keep Parent reasonably informed, on a reasonably current basis, of the status and terms of any such inquiries, proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(f)    Standstills. Notwithstanding anything to the contrary contained in this Agreement, the Company Board or the Special Committee shall be permitted, in their sole discretion, to terminate, amend, modify, waive or fail to enforce any standstill provision of any confidentiality agreement, Standstill Agreement or similar obligation of any Person to the extent the Company Board or the Special Committee determines in good faith after consultation with its outside legal counsel that such action or failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. The Company acknowledges and agrees that nothing in the Confidentiality Agreement shall prohibit, prevent or restrict the ability of Parent or any Person acting on behalf of Parent to propose or make amendments or other revisions to the terms and conditions of this Agreement or otherwise exercise its rights under Section 7.2(b) and any acts taken in connection therewith shall under no circumstances be considered a breach of the Confidentiality Agreement.

7.3.    Parent Acquisition Proposals.

(a)    No Solicitation or Negotiation. Parent agrees that, except as expressly permitted by this Section 7.3, neither it nor any of its directors, officers and employees shall, and that it shall instruct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly:

(i)    initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

(ii)    engage in, continue or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, any Parent Acquisition Proposal, or provide any nonpublic information or data to any Person in connection with the foregoing, in each case, except to notify such Person of the existence of the provisions of this Section 7.3; or

(iii)    resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the foregoing provisions of this Section 7.3(a), prior to the time, but not after, the Parent Stockholder Approval is obtained, Parent and its Representatives may, after complying with Section 7.3(e), (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Parent Acquisition Proposal after the date of this Agreement that did not result from a breach in any material respect of this Section 7.3 if Parent receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to such Person than those contained in the Confidentiality Agreement; provided, however, that such information has previously been made available to the Company and the Special Committee or is made available to the Company and the Special Committee prior to or promptly after the time such information is made available to such Person; and (B) engage or otherwise participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Parent Acquisition Proposal, if and only to the extent that, (I) prior to taking any action described in clause (A) or (B) directly above, the Parent Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (II) in each such case referred to in clause (A) or (B) directly above, the Parent Board has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or could reasonably be expected to result in a Parent Superior Proposal.

(b)    No Change in Parent Recommendation or Alternative Parent Acquisition Agreement. The Parent Board and each committee of the Parent Board shall not:

(i)    (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Recommendation with respect to the Parent Share Issuance, (B) authorize, approve, recommend or otherwise declare advisable, or publicly propose to authorize, approve, recommend or otherwise declare advisable, any Parent Acquisition Proposal or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal, (C) fail to include the Parent Recommendation in the Joint Proxy Statement, (D) if any Parent Acquisition Proposal structured as a tender offer or exchange offer is commenced, fail to recommend against acceptance of such tender offer or exchange offer by Parent’s stockholders within ten (10) Business Days of the commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (E) fail to publicly reaffirm the Parent Recommendation within ten (10) Business Days after receiving a written request to do so from the Company or the Special Committee promptly after any Parent Acquisition Proposal or any material modification thereto shall have first been publicly made, sent or given to the holders of Shares, or within two (2) Business Days of such request in the event such Parent Acquisition Proposal or material modification is publicly made, sent or given less than ten (10) Business Days prior to the then-scheduled Parent Stockholders Meeting (provided that the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee may only make such request once with respect to any Parent Acquisition Proposal and once for each material modification thereto) (any of the foregoing actions or inactions in this Section 7.3(b)(i) by the Parent Board or any committee of the Parent Board, a “Change of Parent Recommendation”) or otherwise resolve or agree to take any of the foregoing actions in this Section 7.3(b)(i); or

(ii)    cause or permit Parent to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to in Section 7.3(a) entered into in compliance with Section 7.3(a)) relating to any Parent Acquisition Proposal (an “Alternative Parent Acquisition Agreement”) or otherwise resolve or agree to do so.

Notwithstanding anything to the contrary set forth in this Section 7.3(b), the Parent Board may, prior to but not after the time the Parent Stockholder Approval is obtained, make a Change of Parent Recommendation if, and only if, (A) a Parent Intervening Event has occurred and the Parent Board has determined in good faith, after consulting with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable Law, or (B) Parent receives a Parent Acquisition Proposal and the Parent Board has determined in good faith, after consulting with its financial advisor and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal and that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable Law; provided that the Parent Board may not take any such action unless (I) prior to making such Change of Parent Recommendation, Parent provides prior written notice to the Special Committee at least four (4) Business Days in advance (the “Parent Notice Period”) of its intention to take such action and the basis thereof, which notice shall include, in the case of a Parent Superior Proposal, the information required under Section 7.3(e) and, in the case of a Parent Intervening Event, a reasonably detailed description of such Parent Intervening Event, (II) during the Parent Notice Period, Parent shall, and shall cause its employees, financial advisor and outside legal counsel to, be reasonably available to negotiate with the Company and the Special Committee in good faith should the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee propose to make amendments or other revisions to the terms and conditions of this Agreement such that, in the case of a Parent Superior Proposal, such Parent Acquisition Proposal no longer constitutes a Parent Superior Proposal or, in the case of a Parent Intervening Event, the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law as determined in the good faith judgment of the Parent Board, after consulting with its financial advisor and outside legal counsel, and (III) the Parent Board has taken into account any amendments or other revisions to the terms and conditions of this Agreement agreed to by the Company Board (acting upon the recommendation of the Special Committee) in writing prior to the end of the Parent Notice Period and has determined in good faith, after consulting with its financial advisor and outside legal counsel, that a failure to make such Change of Parent Recommendation would still be inconsistent with the directors’ fiduciary duties under applicable Law; it being understood that any amendments or other revisions to any Parent Acquisition Proposal will be deemed to be a new Parent Acquisition Proposal, including for purposes of the Parent Notice Period; provided, however, subsequent to the initial Parent Notice Period, the Parent Notice Period shall be reduced to two (2) Business Days.

(c)    Certain Permitted Disclosure. Nothing contained in this Section 7.3 shall prohibit the Parent Board from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure that constitutes a “stop, look and listen” communication pursuant to Section 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of Parent that is required by applicable Law, which actions shall not constitute or be deemed to constitute a Change of Parent Recommendation; provided, however, that (A) any such disclosure permitted under clause (i) above that relates to a Parent Acquisition Proposal (other than a “stop, look and listen” communication) shall be deemed a Change of Parent Recommendation unless the Parent Board expressly publicly reaffirms the Parent Recommendation in connection with such disclosure and (B) any Change of Parent Recommendation may only be made in accordance with Section 7.3(b).

(d)    Existing Discussions. Parent agrees that, as of the date hereof, it has ceased and caused to be terminated any existing activities, solicitations, discussions or negotiations with any parties conducted heretofore with respect to any Parent Acquisition Proposal.

(e)    Notice. Parent agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify the Special Committee if any inquiries, proposals or offers with respect to any Parent Acquisition Proposal or that would reasonably be expected to lead to any Parent Acquisition Proposal are received by, any information in connection therewith is requested from, or any such discussions or negotiations related thereto are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person making the Parent Acquisition Proposal and providing unredacted copies of any written requests, proposals or offers, including proposed agreements and the material terms and conditions of any oral proposals or offers, and thereafter shall keep the Special Committee reasonably informed, on a reasonably current basis, of the status and terms of any such inquiries, proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(f)    Standstills. Notwithstanding anything to the contrary contained in this Agreement, the Parent Board shall be permitted, in its sole discretion, to terminate, amend, modify, waive or fail to enforce any standstill provision of any confidentiality agreement, Standstill Agreement or similar obligation of any Person to the extent the Parent Board determines in good faith after consultation with its outside legal counsel that such action or failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. Parent acknowledges and agrees that nothing in the Confidentiality Agreement shall prohibit, prevent or restrict the ability of the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee or any Person acting on behalf of the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee to propose or make amendments or other revisions to the terms and conditions of this Agreement or otherwise exercise its rights under Section 7.3(b) and any acts taken in connection therewith shall under no circumstances be considered a breach of the Confidentiality Agreement.

7.4.    Preparation of Form S-4 and Joint Proxy Statement. As promptly as practicable after the execution of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC a joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement”) to be sent to the stockholders of the Company relating to the Stockholders Meeting and to be sent to the stockholders of Parent relating to the Parent Stockholders Meeting and (ii) Parent and the Company shall jointly prepare and Parent shall cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”) pursuant to which the Parent Shares to be issued in the Merger will be registered with the SEC, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Shares to be issued pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of Parent Shares pursuant to the Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective (but in no event later than five (5) Business Days after the date that the Form S-4 is declared effective), each of Parent and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the holders of the Parent Shares and the holders of the Shares, respectively. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will made by the Company or Parent, in each case, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and Parent. Parent and the Company shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information. Unless a Change of Company Recommendation or a Change of Parent Recommendation shall have occurred in accordance with Section 7.2 or Section 7.3, as applicable, the Company Recommendation and the Parent Recommendation, respectively, shall be included in the Joint Proxy Statement.

7.5.    Stockholders Meetings.

(a)    Company Stockholders Meeting. The Company, acting through the Company Board (or a committee thereof), shall, as promptly as practicable (and in any event within twenty-five (25) Business Days) after the Form S-4 has been declared effective, take all action necessary, including under the DGCL, to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (including any adjournment, recess or postponement thereof, the “Stockholders Meeting”) and shall not postpone, recess or adjourn such meeting; provided that the Company may postpone, recess or adjourn the Stockholders Meeting (i) to the extent required by applicable Law or (ii) if the Company (or the Special Committee) reasonably believes that (A) it is necessary to postpone, recess or adjourn the Stockholders Meeting to ensure that any required supplement or amendment to the Form S-4 or the Joint Proxy Statement is provided to its stockholders a reasonable amount of time in advance of the Stockholders Meeting or (B) (1) it will not receive proxies sufficient to obtain the Requisite Company Stockholder Approvals, whether or not a quorum is present, or (2) insufficient Shares will be represented (either in person or by proxy) at the Stockholders Meeting to constitute a quorum necessary to conduct the business of the Stockholders Meeting, then in each case the Company may postpone, recess or adjourn, or make one or more successive postponements, recesses or adjournments of, the Stockholders Meeting, as long as, in the case of any postponement, recess or adjournment, the Stockholders Meeting is not postponed, recessed or adjourned to a date that is more than thirty (30) days after the date on which the Stockholders Meeting was originally scheduled without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed so long as the Stockholders Meeting is not postponed, recessed or adjourned to (x) a date that is more than sixty (60) days after the date on which the Stockholders Meeting was originally scheduled and (y) a date that is less than five (5) Business Days prior to the Outside Date). The Company, acting through the Company Board (or the Special Committee), shall, unless the Company Board or the Special Committee has made a Change of Company Recommendation in accordance with Section 7.2, (1) include in the Joint Proxy Statement the Company Recommendation, (2) include in the Joint Proxy Statement the written opinion of the Special Committee Financial Advisor, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of the Shares (other than Parent, Merger Sub, Merger Sub II and any of Parent’s other direct or indirect wholly owned Subsidiaries), (3) use its reasonable best efforts to obtain the Requisite Company Stockholder Approvals, including to actively solicit proxies necessary to obtain the Requisite Company Stockholder Approvals and (4) postpone, recess or adjourn the Stockholders Meeting for a period of no more than thirty (30) days after the date on which the Stockholders Meeting was originally scheduled upon and pursuant to the written request from

Parent if Parent reasonably believes that (A) the Company will not receive proxies sufficient to obtain the Requisite Company Stockholder Approvals, whether or not a quorum is present, or (B) insufficient Shares will be represented (either in person or by proxy) at the Stockholders Meeting to constitute a quorum necessary to conduct the business of the Stockholders Meeting. Unless the Company Board or the Special Committee has made a Change of Company Recommendation in accordance with Section 7.2, the Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement, if subsequent to the date of this Agreement a Change of Company Recommendation shall have occurred, the Company nevertheless shall submit this Agreement and the Mergers and the other transactions contemplated by this Agreement to the holders of Shares for adoption and approval at the Stockholders Meeting unless and until this Agreement is terminated in accordance with its terms.

(b)    Parent Stockholders Meeting. Parent, acting through the Parent Board (or a committee thereof), shall, as promptly as practicable (and in any event within twenty-five (25) Business Days) after the Form S-4 has been declared effective, take all action necessary, including under the DGCL, to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the Parent Share Issuance (including any adjournment, recess or postponement thereof, the “Parent Stockholders Meeting”) and shall not postpone, recess or adjourn such meeting; provided that Parent may postpone, recess or adjourn the Parent Stockholders Meeting (i) to the extent required by applicable Law or (ii) if Parent reasonably believes that (A) it is necessary to postpone, recess or adjourn the Parent Stockholders Meeting to ensure that any required supplement or amendment to the Form S-4 or the Joint Proxy Statement is provided to its stockholders a reasonable amount of time in advance of the Parent Stockholders Meeting or (B) (1) it will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum is present, or (2) insufficient Parent Shares will be represented (either in person or by proxy) at the Parent Stockholders Meeting to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, then in each case Parent may postpone, recess or adjourn, or make one or more successive postponements, recesses or adjournments of, the Parent Stockholders Meeting, as long as, in the case of any postponement, recess or adjournment, the Parent Stockholders Meeting is not postponed, recessed or adjourned to a date that is more than thirty (30) days after the date on which the Parent Stockholders Meeting was originally scheduled without the prior written consent of the Special Committee (which consent shall not be unreasonably withheld, conditioned or delayed so long as the Parent Stockholders Meeting is not postponed, recessed or adjourned to (x) a date that is more than sixty (60) days after the date on which the Parent Stockholders Meeting was originally scheduled and (y) a date that is less than five (5) Business Days prior to the Outside Date). Parent, acting through the Parent Board, shall, unless the Parent Board has made a Change of Parent Recommendation in accordance with Section 7.3, (1) include in the Joint Proxy Statement the Parent Recommendation, (2) use its reasonable best efforts to obtain the Parent Stockholder Approval, including to actively solicit proxies necessary to obtain the Parent Stockholder Approval, and (3) postpone, recess or adjourn the Parent Stockholders Meeting for a period of no more than thirty (30) days after the date on which the Parent Stockholders Meeting was originally scheduled upon and pursuant to the written request from the Special Committee if the Special Committee reasonably believes that (A) Parent will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum is present, or (B) insufficient Parent Shares will be represented (either in person or by proxy) at the Parent Stockholders Meeting to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting. Unless the Parent Board has made a Change of Parent Recommendation in accordance with Section 7.3, Parent shall keep the Special Committee updated with respect to proxy solicitation results as reasonably requested by the Special Committee. Notwithstanding anything to the contrary contained in this Agreement, if subsequent to the date of this Agreement a Change of Parent Recommendation shall have occurred, Parent nevertheless shall submit the Parent Share Issuance to the holders of Parent Shares for adoption and approval at the Parent Stockholders Meeting unless and until this Agreement is terminated in accordance with its terms.

(c)    Meeting Date. The Company and Parent shall cooperate and use their reasonable best efforts to schedule and convene the Stockholders Meeting and the Parent Stockholders Meeting on the same date and, to the extent reasonably practicable, at the same time and to establish the same record date for both the Stockholders Meeting and the Parent Stockholders Meeting.

7.6.    Filings; Other Actions; Notification.

(a)    Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries, if any, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including, subject to the other provisions of this Section 7.6, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement including the Company Approvals and the Parent Approvals. Subject to applicable Laws (including relating to the exchange of information), Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that, subject to applicable Law, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b)    Information. Subject to applicable Law, the Company and Parent each shall, upon request by the other, furnish the other as promptly as reasonably practicable with all information concerning itself, its Subsidiaries, if any, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of Parent’s Subsidiaries, if any, to any third party or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

(c)    Status. Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly notifying the other party of any substantive or material communication with any other Governmental Entity and promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of Parent’s Subsidiaries, from any third party or any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting, telephone call, or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(d)    Third-Party Consents. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries, if any, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary and proper or advisable on its part under this Agreement and applicable Law to obtain as promptly as reasonably practicable all Third-Party Consents; provided, however, that (i) neither Party shall be obligated to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value (other than customary processing fees) for the purposes of obtaining any such Third-Party Consents and (ii) the Company will not make or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value (other than customary processing fees), for the purposes of obtaining any such Third-Party Consents without the prior consent of Parent (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, each Party acknowledges and agrees that their respective obligations to effect the Mergers are not subject to any condition or contingency with respect to receipt of any Third-Party Consents.

7.7.    Access and Reports. Subject to applicable Law (including any Law issued in response to the COVID-19 (or SARS-CoV-2) virus) and any applicable privileges and protections (including attorney-client privilege, attorney work-product protections and confidentiality protections) and contractual confidentiality obligations, in each case that would not reasonably be expected to be preserved or maintained through counsel-to-counsel disclosure, redaction or other customary procedures (and with respect to any contractual confidentiality obligations, so long as the Company or Parent, as applicable, has taken reasonable best efforts to obtain a waiver with respect to such contractual confidentiality obligations), upon reasonable notice, each of the Company and Parent shall afford officers and other Representatives of the other Party reasonable access, during normal business hours throughout the period prior to the Effective Time, to their respective employees, properties, books, contracts and records and, during such period, each of the Company and Parent shall furnish promptly to the other Party all information concerning their respective business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent, as applicable, herein; and provided, further, that (a) the foregoing shall not require the Company or Parent (i) to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as applicable, shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or Parent, as applicable, it being agreed that, in the case of each of clauses (i) and (ii), the Company or Parent, as applicable, shall give notice to the other Party of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection and (b) such access may be limited to the extent that the Company or Parent reasonably determines, in light of the COVID-19 (or SARS-CoV-2) virus, that such access would jeopardize the health and safety of any employee of the Company or Parent, as applicable. All such information shall be governed by the terms of the Confidentiality Agreement.

7.8.    NASDAQ Listing; Deregistration and Delisting.

(a)    Parent shall use its reasonable best efforts to cause the Parent Shares to be issued pursuant to the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

(b)    Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NASDAQ to enable the delisting by the Company of the Shares from the NASDAQ and the deregistration of the Shares under the U.S. Exchange Act promptly after the Effective Time.

7.9.    Publicity. The initial press release regarding the Mergers and the other transactions contemplated hereby shall be a joint press release in the form heretofore agreed to by the Parties and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements, disclosures or communications with respect to the Mergers and the other transactions contemplated by this Agreement and prior to making any filings, furnishings or submissions of documents with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in which case the Party making the disclosure shall give the other Party reasonable opportunity to review and comment upon such disclosure or communication to the extent reasonably practicable and legally permitted, and except for any matters referred to in, and made in compliance with, Section 7.2 and Section 7.3. Notwithstanding the foregoing, the Company and Parent each may, without such consultation or consent, make such disclosures and communications in response to inquiries from the press or analysts, or via presentations, publicly available conference calls and other forums to employees, customers, suppliers and investors to the extent such communications are consistent in substance with previous public communications that have been reviewed and previously approved by both the Company and Parent.

7.10.    Employee Benefits.

(a)    Parent agrees that, with respect to each employee of the Company at the Effective Time who continues to remain employed with the Surviving Corporation and its Affiliates (collectively, the “Continuing Employees”), Parent shall provide, or shall cause its Subsidiaries, including the Surviving Corporation, to provide, during the period commencing at the Effective Time and ending on the first (1st) anniversary of the Effective Time (or if earlier, the date of termination of the Continuing Employee’s employment with the Surviving Corporation and its Affiliates): (i) a base salary or wage rate, as applicable, that is no less than the base salary or wage rate, as applicable, provided by the Company to such Continuing Employee immediately prior to the Effective Time; (ii) target annual incentive opportunities (excluding equity-based compensation, special or one-time bonuses and any deferral opportunity under any non-qualified deferred compensation plan), if any, which are no less than the target annual incentive opportunities (excluding equity-based compensation, special or one-time bonuses and any deferral opportunity under any non-qualified deferred compensation plan) provided by the Company to such Continuing Employee immediately prior to the Effective Time; and (iii) other employee compensation and benefits (excluding retiree health and welfare benefits) that are substantially comparable in the aggregate to those provided by the Company to such Continuing Employee immediately prior to the Effective Time (including tax-qualified defined contribution benefits, equity-based compensation and any deferral opportunity under any non-qualified deferred compensation plan); provided that, in each case, any compensation or benefits that were provided by Parent and its Affiliates to any Continuing Employee immediately prior to the Effective Time that Parent and its Affiliates continue to provide to such Continuing Employee following the Effective Time shall not be considered in determining whether Parent has met its obligations under this Section 7.10(a).

(b)    Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions or limitations and eligibility waiting periods would have been satisfied or waived under the comparable Benefit Plans immediately prior to the Effective Time, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for all purposes under each applicable benefit plan of Parent and its Affiliates, as if such service had been performed with Parent and its Affiliates, to the same extent service was credited under the comparable Benefit Plan immediately prior to the Effective Time, except for benefit accrual under defined benefit pension plans or to the extent it would result in a duplication of benefits.

(c)    Within ten (10) Business Days of the date hereof, the Company shall provide to Parent a schedule of all outstanding Company Equity Awards (the “Equity Awards Schedule”) as of the Measurement Date, including for each Company Equity Award, (i) the name of the applicable holder, (ii) the type of Company Equity Award, (iii) the name of the Company Stock Plan under which the Company Equity Award was granted, (iv) the number of Shares subject to such Company Equity Award, (v) the date of grant, (vi) the vesting schedule (including whether the vesting will be accelerated by the execution of this Agreement or the consummation of the Mergers or by termination of employment following the consummation of the Mergers) and (vii) where applicable, the exercise price. Prior to the Closing Date, the Company shall provide to Parent an updated Equity Awards Schedule and other data reasonably necessary for Parent to meet its obligations under Section 4.4.

(d)    Nothing contained in this Agreement, express or implied, is intended to (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

7.11.    Expenses. Except as otherwise provided in Section 9.5, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

7.12.    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time until the sixth (6th) anniversary thereof, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding to the extent arising out of or related to such Indemnified Party’s service as a director or officer of the Company at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Person (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Company’s certificate of incorporation or bylaws in effect on the date hereof; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Without limiting the foregoing, from and after the Effective Time until the sixth (6th) anniversary thereof, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause, to the fullest extent permitted under applicable Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to the limitations of liabilities of directors and officers, advancement of expenses and indemnification than are set forth in the certificate of incorporation and the bylaws of the Company as in effect as of the date of this Agreement.

(b)    Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with a credit rating the same as or better than the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time with benefits and levels of coverage at least as favorable as the Company’s existing policies (including in connection with this Agreement or the transactions or actions contemplated hereby) with respect to those Indemnified Parties who are currently (and any additional Indemnified Parties who prior to the Effective Time become) covered by the Company’s D&O Insurance; provided, however, that (i) in no event shall the Surviving Corporation be required to expend for such “tail” insurance policies an annual premium amount in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such insurance and (ii) if the annual premium of such “tail” insurance policies exceeds three hundred percent (300%) of the annual premium currently paid by the Company for such insurance, Parent shall cause the Surviving Corporation to obtain and fully pay for policies covering such Indemnified Parties with the greatest coverage as is then available at a cost up to but not exceeding such amount. Parent shall, and shall cause the Surviving Corporation to, use its reasonable best efforts to cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and to honor all of its obligations thereunder.

(c)    If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.12.

(d)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors, officers or other employees including the Indemnified Parties; it being understood and agreed that the indemnification provided for in this Section 7.12 is not prior to or in substitution of any such claims under such policies.

(e)    The provisions of this Section 7.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f)    The rights of the Indemnified Parties under this Section 7.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or under any applicable Contracts or Laws.

7.13.    Approval of Sole Stockholder of Merger Sub and Merger Sub II. Immediately following execution of this Agreement, Parent shall cause Opco to execute and deliver, in accordance with applicable Law and Merger Sub’s and Merger Sub II’s respective certificate of incorporation and bylaws, in Opco’s capacity as sole stockholder thereof, a written consent approving the Merger and the Subsequent Merger, as applicable, and the other transactions contemplated by this Agreement, and adopting this Agreement.

7.14.    Other Actions by the Company.

(a)    Takeover Statutes. If any Takeover Statute other than Section 203 of the DGCL is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b)    Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) and acquisitions of equity securities of Parent (including any derivative securities) pursuant to the Mergers and the other transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act, or who will become subject to Section 16 of the Exchange Act as an officer or director of Parent as of the Effective Time, are exempt under Rule 16b-3 promulgated under the Exchange Act.

(c)    Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement is brought, or, to the Company’s Knowledge, threatened, against the Company or any members of the Company Board after the date hereof and prior to the Effective Time (“Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense of any Transaction Litigation, shall consider in good faith Parent’s advice with respect to such Transaction Litigation and shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent.

7.15.    Voting Matters. Parent hereby agrees that it shall, and shall cause each of its Subsidiaries to, vote or cause to be voted (in person or by valid proxy) all Shares beneficially owned by Parent or any of its Subsidiaries in favor of the adoption of this Agreement and the approval of the Mergers and the other transactions contemplated by this Agreement at the Stockholders Meeting or at any adjournment, recess or postponement of the Stockholders Meeting taken in accordance with this Agreement; provided, however, that such agreement to vote in favor of the adoption of this Agreement and the approval of the Mergers and the other transactions contemplated by this Agreement shall terminate, and Parent and its Subsidiaries shall have no obligation with respect thereto, in the event that the Company Board (acting upon the recommendation of the Special

Committee) or the Special Committee makes a Change of Company Recommendation pursuant to the terms of this Agreement.

7.16.    Certain Tax Matters. None of the Company, Parent, Merger Sub, Merger Sub II, or the Surviving Corporation shall knowingly take, agree to take or fail to take any action that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment (including by causing Opco to be treated as other than a disregarded entity for U.S. federal income tax purposes or by causing or permitting any Person other than Parent to own any interests in Opco). Each Party shall cooperate in good faith with reasonable requests made by the other Parties to determine the qualification of the Mergers for the Intended Tax Treatment, including in connection with the preparation and filing of the Joint Proxy Statement or the Form S-4. Such cooperation shall include, if applicable, providing a certificate executed by an officer of the applicable Party with applicable representations and warranties reasonably requested by another Party’s tax advisors in connection with the delivery of an opinion regarding the qualification of the Mergers for the Intended Tax Treatment (but only to the extent the applicable Party believes in good faith such representations and warranties are true and correct). In addition, as promptly as reasonably practicable after the date hereof, the Parties shall consider in good faith whether it would be advisable to convert Merger Sub II to a limited liability company (or to assign Merger Sub II’s rights and obligations under this Agreement to a limited liability company) prior to the Effective Time, including whether such conversion or assignment would reasonably be expected to facilitate the qualification of the Mergers for the Intended Tax Treatment. If the Company (acting upon the recommendation of the Special Committee) and Parent mutually agree that such conversion (or assignment) is advisable, Parent shall take all actions necessary or appropriate to effect such conversion (or assignment) and, to the extent required by applicable Law, the Parties shall negotiate and cooperate in good faith to enter into an appropriate amendment to this Agreement to give effect to such conversion (or assignment) and provide for other changes necessitated thereby; provided that Parent shall not cause such a conversion (or assignment) if it would reasonably be expected to impose material adverse consequences to any Party (or the stockholders of any Party), including if it would reasonably be expected to delay the Effective Time. The provisions of this Section 7.16 shall no longer apply if the Parties determine in good faith, after consultation with their respective tax advisors, that the Mergers should not qualify for the Intended Tax Treatment. For the avoidance of doubt, each Party acknowledges and agrees that their respective obligations to effect the Mergers are not subject to any condition or contingency with respect to (a) the qualification of the Mergers for the Intended Tax Treatment or (b) the delivery of any certificate or opinion described in this Section 7.16.

ARTICLE VIII

Conditions

8.1.    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each Party to effect the Mergers is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)    Requisite Company Stockholder Approvals. Each of the Requisite Company Stockholder Approvals shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)    Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with the rules and regulations of NASDAQ, applicable Law and the certificate of incorporation and bylaws of Parent.

(c)    No Injunction. No court or other Governmental Entity of competent jurisdiction shall have issued, enforced or entered an Order or enacted, issued, promulgated or enforced any Law (in each case, whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits consummation of the Mergers or the other transactions contemplated by this Agreement.

(d)    Registration. The SEC shall have declared the Form S-4 effective under the Securities Act, and no stop order or similar restraining order by the SEC suspending the effectiveness of the Form S-4 shall be in effect.

(e)    NASDAQ Listing. The Parent Shares issuable to the holders of Shares pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

8.2.    Conditions to Obligations of Parent, Merger Sub and Merger Sub II. The obligations of Parent, Merger Sub and Merger Sub II to effect the Mergers are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 5.1 (Organization, Good Standing and Qualification), Section 5.2(a) (Capital Structure) (other than any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company), Section 5.3(a) (Corporate Authority) and Section 5.6(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time); (ii) each of the representations and warranties of the Company set forth in Section 5.3(b) (Approval and Fairness), Section 5.17 (Takeover Statutes) and Section 5.18 (Brokers and Finders) shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) (disregarding all qualifications or limitations as to “material,” “Company Material Adverse Effect” and words of similar import set forth therein); and (iii) each other representation and warranty of the Company set forth in Article V shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (disregarding all qualifications or limitations as to “material,” “Company Material Adverse Effect” and words of similar import set forth therein) that does not constitute a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Officers’ Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such executive officer has read Sections 8.2(a) and 8.2(b) and that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

8.3.    Conditions to Obligation of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of Parent, Merger Sub and Merger Sub II set forth in Section 6.1 (Organization, Good Standing and Qualification), Section 6.2(a) (Capital Structure) (other than any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of Parent or any of its Subsidiaries), Section 6.3(a) (Corporate Authority) and Section 6.6(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time); (ii) each of the representations and warranties of Parent, Merger Sub and Merger Sub II set forth in Section 6.3(b) (Approval and Fairness), Section 6.15 (Takeover Statutes) and 6.16 (Brokers and Finders) shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) (disregarding all qualifications or limitations as to “material,” “Parent Material Adverse Effect” and words of similar import set forth therein); and (iii) each other representation and warranty of Parent, Merger Sub and Merger Sub II set forth in Article VI shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (disregarding all qualifications or limitations as to “material,” “Parent Material Adverse Effect” and words of similar import set forth therein) that does not constitute a Parent Material Adverse Effect.

(b)    Performance of Obligations of Parent, Merger Sub and Merger Sub II. Each of Parent, Merger Sub and Merger Sub II shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Officers’ Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent, Merger Sub and Merger Sub II by an executive officer of Parent to the effect that such executive officer has read Sections 8.3(a) and 8.3(b) and that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

ARTICLE IX

Termination

9.1.    Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Stockholder Approvals or the Parent Stockholder Approval have been obtained pursuant to Section 8.1(a) or Section 8.1(b), as applicable, by mutual written consent of the Company by action of the Company Board (acting upon the recommendation of the Special Committee) and Parent by action of the Parent Board.

9.2.    Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time by the Company by action of the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee or Parent by action of the Parent Board if:

(a)    the Mergers shall not have been consummated by June 4, 2021 (the “Outside Date”), whether such date is before or after the date by which the Requisite Company Stockholder Approvals or the Parent Stockholder Approval shall have been obtained pursuant to Section 8.1(a) or Section 8.1(b), as applicable; provided that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Mergers;

(b)    the Requisite Company Stockholder Approvals shall not have been obtained at the Stockholders Meeting or at any adjournment, recess or postponement of the Stockholders Meeting taken in accordance with this Agreement;

(c)    the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting or at any adjournment, recess or postponement of the Parent Stockholders Meeting taken in accordance with this Agreement; or

(d)    (i) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable or (ii) any Law shall have been enacted, entered, enforced or deemed applicable to the Mergers that prohibits, makes illegal or enjoins the consummation of the Mergers (in the case of each of clauses (i) and (ii) whether before or after the Requisite Company Stockholder Approvals or the Parent Stockholder Approval have been obtained pursuant to Section 8.1(a) or Section 8.1(b), as applicable); provided that the right to terminate this Agreement pursuant to this Section 9.2(d) shall not be available to any Party that has breached in any material respect its obligations to use its reasonable best efforts pursuant to Section 7.6.

9.3.    Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time by the Company by action of the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee if:

(a)    a Change of Parent Recommendation shall have occurred; provided that, following such a Change of Parent Recommendation, the Company shall no longer have the right to terminate this Agreement pursuant to this Section 9.3(a) after the Parent Stockholder Approval has been obtained; or

(b)    there has been a breach of any representation, warranty, covenant or agreement made by Parent, Merger Sub or Merger Sub II in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that Section 8.3(a) or 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) one (1) Business Day before the Outside Date (whether before or after the Requisite Company Stockholder Approvals or the Parent Stockholder Approval have been obtained pursuant to Section 8.1(a) or Section 8.1(b), as applicable); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if the Company is then in breach of this Agreement such that any of the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied.

9.4.    Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time by Parent by action of the Parent Board if:

(a)    a Change of Company Recommendation shall have occurred; provided that, following such a Change of Company Recommendation, Parent shall no longer have the right to terminate this Agreement pursuant to this Section 9.4(a) after the Requisite Company Stockholder Approvals have been obtained; or

(b)    there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that Section 8.2(a) or 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) one (1) Business Day before the Outside Date (whether before or after the Requisite Company Stockholder Approvals or the Parent Stockholder Approval have been obtained pursuant to Section 8.1(a) or Section 8.1(b), as applicable); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4(b) if Parent is then in breach of this Agreement such that any of the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied.

9.5.    Effect of Termination and Abandonment.

(a)    Except as provided in Section 9.5(b) and Section 9.5(c), in the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, that (i) no such termination shall relieve any Party of any liability or damages to the other Party resulting from fraud or any Willful and Material Breach of this Agreement and (ii) the provisions set forth in Section 7.11, this Section 9.5, Article X and the Confidentiality Agreement shall survive the termination of this Agreement.

(b)    In the event that:

(i)    (A) this Agreement is terminated (I) by either the Company or Parent pursuant to Section 9.2(a), (II) by either the Company or Parent pursuant to Section 9.2(b) or (III) by Parent pursuant to Section 9.4(b) due to a breach by the Company of Section 7.2; and (B) (I) a bona fide Company Acquisition Proposal shall have been (1) made known to the Special Committee or publicly made or disclosed and (2) not withdrawn (which withdrawal shall be public if such Company Acquisition Proposal has been publicly made or disclosed) prior to the earlier of the date of the Stockholders Meeting (including any adjournment, recess or postponement thereof) and the time of termination of this Agreement and (II) concurrently with or within twelve (12) months of such termination, the Company shall have consummated a Company Acquisition Proposal or entered into an Alternative Company Acquisition Agreement relating to a Company Acquisition Proposal (whether or not, in each case, such Company Acquisition Proposal is the same one as the Company Acquisition Proposal referred to in clause (B)(I)); provided that, for purposes of clause (B) of this Section 9.5(b)(i), references to “fifteen percent (15%)” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”; or

(ii)    this Agreement is terminated by Parent pursuant to Section 9.4(a);

then the Company shall pay to Parent (or its designee(s)), by wire transfer of same-day funds, a termination fee of $35,000,000 (the “Termination Fee”) (x) in the case of Section 9.5(b)(ii), no later than two (2) Business Days after the date of such termination or (y) in the case of Section 9.5(b)(i), immediately prior to or substantially concurrent with the last to occur of the events set forth in Section 9.5(b)(i). It is understood and agreed that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)    In the event that:

(i)    (A) this Agreement is terminated (I) by either the Company or Parent pursuant to Section 9.2(a), (II) by either the Company or Parent pursuant to Section 9.2(c) or (III) by the Company pursuant to Section 9.3(b) due to a breach by Parent of Section 7.3; and (B) (I) a bona fide Parent Acquisition Proposal shall have been (1) made known to Parent or publicly made or disclosed and (2) not withdrawn (which withdrawal shall be public if such Parent Acquisition Proposal has been publicly made or disclosed) prior to the earlier of the date of the Parent Stockholders Meeting (including any adjournment, recess or postponement thereof) and the time of termination of this Agreement and (II) concurrently with or within twelve (12) months of such termination, Parent shall have consummated a Parent Acquisition Proposal or entered into an Alternative Parent Acquisition Agreement relating to a Parent Acquisition Proposal (whether or not, in each case, such Parent Acquisition Proposal is the same one as the Parent Acquisition Proposal referred to in clause (B)(I)); provided that, for purposes of clause (B) of this Section 9.5(c)(i), references to “fifteen percent (15%)” in the definition of “Parent Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”; or

(ii)    this Agreement is terminated by the Company pursuant to Section 9.3(a);

then Parent shall pay to the Company (or its designee(s)), by wire transfer of same-day funds, a termination fee of $100,000,000 (the “Parent Termination Fee”) (x) in the case of Section 9.5(c)(ii), no later than two (2) Business Days after the date of such termination or (y) in the case of Section 9.5(c)(i), immediately prior to or substantially concurrent with the last to occur of the events set forth in Section 9.5(c)(i). It is understood and agreed that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d)    Each of the Company and Parent acknowledges that the agreements contained in Section 9.5(b) and Section 9.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement and the damages resulting from termination of this Agreement under circumstances where a Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and, therefore, each of the Termination Fee payable pursuant to Section 9.5(b) and the Parent Termination Fee payable pursuant to Section 9.5(c) is not a penalty but rather constitutes an amount akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers and the other transactions contemplated by this Agreement. Accordingly, if (i) the Company fails to promptly pay the Termination Fee due by it pursuant to Section 9.5(b) or (ii) Parent fails to promptly pay the Parent Termination Fee due by it pursuant to Section 9.5(c) and, in order to obtain such payment Parent or the Company, as applicable, commences a Proceeding that results in a judgment against the Company or Parent, as applicable, for the Termination Fee set forth in Section 9.5(b) or the Parent Termination Fee set forth in Section 9.5(c), the Company or Parent, as applicable, shall pay to Parent or the Company, as applicable, their costs and expenses (including attorneys’ fees) in connection with such Proceeding, together with interest on the amount of the fee at the prime rate set forth in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

(e)    In the event that the Termination Fee is paid to Parent in circumstances in which such fee is payable pursuant to Section 9.5(b), payment of the Termination Fee, together with any costs and expenses and interest payable pursuant to Section 9.5(d), shall be the sole and exclusive remedy of Parent and its Related Persons against the Company and its Related Persons (the “Company Related Persons”) for any cost, expense, loss, damage, liability or obligation suffered as a result of the failure of the Mergers or the other transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company or any Company Related Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. The provisions of this Section 9.5(e) are intended to be for the benefit of, and shall be enforceable by, each of the Company Related Persons.

(f)    In the event that the Parent Termination Fee is paid to the Company in circumstances in which such fee is payable pursuant to Section 9.5(c), payment of the Parent Termination Fee, together with any costs and expenses and interest payable pursuant to Section 9.5(d), shall be the sole and exclusive remedy of the Company and its Related Persons against Parent and its Related Persons (the “Parent Related Persons”) for any cost, expense, loss, damage, liability or obligation suffered as a result of the failure of the Mergers or the other transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of Parent or any Parent Related Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. The provisions of this Section 9.5(f) are intended to be for the benefit of, and shall be enforceable by, each of the Parent Related Persons.

ARTICLE X

Miscellaneous and General

10.1.    No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered in connection therewith pursuant to this Agreement will survive the Effective Time. None of the covenants and agreements of the Parties will survive the Effective Time to the extent their terms contemplate performance prior to the Effective Time. This Section 10.1 will not limit Section 9.5 or any other covenant or agreement of the Parties to the extent its terms contemplate performance after the Effective Time.

10.2.    Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided, however, that, after receipt of the Requisite Company Stockholder Approvals, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders unless the Requisite

Company Stockholder Approvals are obtained again with respect to the effectiveness of such amendment; provided, further, that, after the receipt of the Parent Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by Parent’s stockholders unless the Parent Stockholder Approval is obtained again with respect to the effectiveness of such amendment.

10.3.    Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Mergers are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.4.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)    The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event that such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) located in New Castle County in the State of Delaware or the United States District Court for the District of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS REFERRED TO HEREIN OR THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTEMPLATED IN THIS SECTION 10.4, TO ENTER INTO THIS AGREEMENT, THE AGREEMENTS CONTEMPLATED BY THE DOCUMENTS REFERRED TO HEREIN, THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AS APPLICABLE.

10.5.    Specific Performance. The Parties acknowledge and agree that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies the Parties may have in equity or at law, each Party shall, unless this Agreement has been terminated in accordance with its terms, be entitled to specific performance and injunctive relief as a remedy for any such breach including an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the courts specified in Section 10.4(b), in each case without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

10.6.    Notices. All notices, requests, instructions, consents, claims, demands, waivers and other communications to be given or made hereunder by any Party shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by facsimile. A copy of all notices served shall also be provided by email but the Parties acknowledge that service by email alone shall not constitute notice for the purposes of this Section 10.6. Such communications must be sent to the respective Parties at the following addresses or facsimile numbers or email addresses (or at such other address or facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.6):

If to Parent, Merger Sub or Merger Sub II:

BridgeBio Pharma, Inc.

421 Kipling Street

Palo Alto, CA 94301

Attention:    Neil Kumar

Email:          nk@bridgebio.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:    Stephen F. Arcano

                    Thomas W. Greenberg

Facsimile:    917-777-3000

Email:          stephen.arcano@skadden.com

                      thomas.greenberg@skadden.com

If to the Company:

101 Montgomery Street, Suite 2000

San Francisco, CA 94104

Attention:    Franco Valle

Email:          fvalle@eidostx.com

With a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attention:    Mark Greene

                    Aaron Gruber

Facsimile:    212-474-3700

Email:          mgreene@cravath.com

                      agruber@cravath.com

10.7.    Entire Agreement. This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, the Voting Agreements, the Exhibits and the documents and instruments referred to herein that are to be delivered at Closing) and that certain confidential letter agreement, dated September 10, 2020, between Parent and the Company (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, oral or written with respect to such matters.

10.8.    No Third-Party Beneficiaries. Except as provided in Section 7.12, Section 9.5(e) or Section 9.5(f), Parent, Merger Sub and Merger Sub II hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the Company and the Company hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent, Merger Sub and Merger Sub II, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties. The Parties further agree that the rights of third-party beneficiaries under Section  7.12 shall not arise unless and until the Effective Time occurs.

10.9.     Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company, if any, to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Notwithstanding anything to the contrary set forth in this Agreement, it is understood and agreed that to the extent that any action or any knowing or intentional omission taken by any Designated Individual on or after the date hereof, or any action or omission of any other individual taken at the specific direction of any Designated Individual on or after the date hereof, would constitute a breach by the Company of any covenant in this Agreement or would result in any representation or warranty of the Company contained in this Agreement being inaccurate, such breach or inaccuracy shall be disregarded for all purposes under this Agreement.

10.10.    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Party incurring such Taxes and fees.

10.11.    Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.12.    Interpretation and Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)    Where a reference in this Agreement is made to an Article, Section, Subsection, Recital, Preamble or Exhibit, such reference shall be to an Article, Section, Subsection, Recital, Preamble or Exhibit of or to this Agreement, unless otherwise indicated.

(c)    Unless the express context otherwise requires: (i) the word “day” means calendar day; (ii) the words “hereto,” “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (iv) the term “dollars” and the symbol “$” mean United States Dollars and all amounts in this Agreement shall be paid in United States Dollars, unless specifically otherwise provided, and in the event any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than United States Dollars, the United States Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to United States Dollars at the foreign exchange rates published in The Wall Street Journal, Eastern Edition and in effect at the time such amount, cost, fee or expense is incurred, and in the event the resulting conversion yields a number that extends beyond two (2) decimal points, rounded to the nearest penny; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (vi) the term “or” is not exclusive and has the meaning represented by the phrase “and/or”; (vii) references in this Agreement to any gender include the other gender; (viii) references in this Agreement to the “United States” or the “U.S.” mean the United States of America and its territories and possessions; (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (x) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; and (xi) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified.

(e)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f)    The Company Disclosure Letter or Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article V or Article VI or to one or more covenants contained in Article VII. Inclusion of any items or information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any undisclosed item or information of comparable or greater significance) is “material” or constitutes a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or affect the interpretation of such term for purposes of this Agreement.

(g)    Except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), Contract, document or instrument mean such agreement, Contract, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto.

(h)    The phrases “delivered,” “made available” and words of similar import, when used in this Agreement, shall mean that the information referred to has been (i) physically or electronically delivered to Parent, Merger Sub, Merger Sub II, the Company or any of their respective Representatives, as applicable, (ii) posted to the data site maintained by (x) the Company or its Representatives or (y) Parent or its Representatives, as applicable, in connection with the transactions contemplated by this Agreement or (iii) filed with or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system prior to the date hereof.

10.13.    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assignable or delegable (as the case may be), in whole or in part, by operation of Law or otherwise, and any attempted or purported assignment or delegation in violation of this Section 10.13 shall be null and void; provided, however, that, subject to the requirements of applicable Law and subject to Section 7.16, prior to such time as the Company Unaffiliated Stockholder Approval shall have been obtained, each of Parent, Merger Sub and Merger Sub II may assign all or a portion of its rights and obligations hereunder to any Affiliate; provided, further, that no such assignment shall (i) impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the stockholders of the Company under this Agreement or (ii) relieve Parent of its obligations hereunder.

10.14.    Special Committee. Notwithstanding anything to the contrary set forth in this Agreement, until the Effective Time, (i) the Company may take the following actions only with the prior approval of the Special Committee: (a) amending, restating, modifying or otherwise changing any provision of this Agreement; (b) waiving any right under this Agreement or extending the time for the performance of any obligation of Parent, Merger Sub or Merger Sub II hereunder; (c) terminating this Agreement; (d) taking any action under this Agreement that expressly requires the approval of the Special Committee; (e) making any decision or determination, or taking any action under or with respect to this Agreement or the transactions contemplated hereby that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Company Board; (f) granting any approval or consent for, or agreement to, any item for which the approval, consent or agreement of the Company is required under this Agreement; and (g) agreeing to do any of the foregoing and (ii) no decision or determination shall be made, or action taken, by the Company or the Company Board (including effecting a Change of Company Recommendation) under or with respect to this Agreement or the transactions contemplated hereby without first obtaining the approval of the Special Committee. For the avoidance of doubt, any requirement of the Company or the Company Board to obtain the approval of the Special Committee pursuant to this Section 10.14 shall not, and shall not be deemed to, modify or otherwise affect any rights of Parent, Merger Sub or Merger Sub II, or any obligations of the Company, the Special Committee or the Company Board to Parent, Merger Sub or Merger Sub II, set forth in this Agreement.

10.15.    Certain Definitions. As used in this Agreement, except as otherwise specifically provided herein, the following terms have the meanings set forth in this Section 10.15:

“Acoramidis” means the Product Candidate known as acoramidis (formerly AG10) under development by the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided, however, that, unless otherwise explicitly stated, Parent and its Subsidiaries shall be deemed to not be Affiliates of the Company (and vice versa) for any purpose hereunder.

“Aggregate Cash Election Amount” has the meaning set forth in Section 4.1(b).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Company Acquisition Agreement” has the meaning set forth in Section 7.2(b)(ii).

“Alternative Parent Acquisition Agreement” has the meaning set forth in Section 7.3(b)(ii).

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd1, et seq.), (b) the Corruption of Foreign Public Officials Act, S.C. 2002, c. 8 (Canada) and (c) all other anti-bribery, anti-corruption, anti-money-laundering and similar applicable Laws of each jurisdiction in which the Company or Parent or any of its Subsidiaries, as applicable, operates or has operated and in which any Person acting on behalf of the Company or Parent or any of its Subsidiaries, as applicable, including any officer, director, employee, agent and Affiliate thereof, is conducting or has conducted business involving the Company or Parent or any of its Subsidiaries, as applicable.

“Applicable Date” has the meaning set forth in Section 5.8(a).

“Available Cash Election Amount” has the meaning set forth in Section 4.1(b).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.3(a).

“Benefit Plan” means any benefit and compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to which there is any present or future liability (whether contingent or otherwise) of, the Company, including with respect to employment, consulting, independent contractor, pension, retirement, severance, termination, retention, change-in-control, deferred compensation, stock- and equity-based, phantom stock, employee stock ownership, incentive bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Book-Entry Share” has the meaning set forth in Section 4.1(a).

“Business Day” means any day ending at 11:59 p.m. (New York City time) other than a Saturday or Sunday or a day on which (a) banks are required or authorized to close in New York City, New York, or (b) for purposes of determining the Closing Date only, the Office of the Secretary of State of Delaware is required or authorized to close.

“Bylaws” has the meaning set forth in Section 2.2.

“Cash Consideration” means the total aggregate cash consideration payable pursuant to Section 4.1 with respect to the Cash Electing Shares.

“Cash Electing Share(s)” has the meaning set forth in Section 4.1(a)(ii).

“Cash Election” has the meaning set forth in Section 4.1(a)(ii).

“Cash Election Consideration” has the meaning set forth in Section 4.1(a)(ii).

“Certificate” has the meaning set forth in Section 4.1(a).

“Certificate of Merger” has the meaning set forth in Section 1.3(a).

“Certificate of Merger for Subsequent Merger” has the meaning set forth in Section 1.3(b).

“Change of Company Recommendation” has the meaning set forth in Section 7.2(b)(i).

“Change of Parent Recommendation” has the meaning set forth in Section 7.3(b)(i).

“Charter” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 4.3(g).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group (as defined in or under Section 13 of the Exchange Act), other than the Company, Parent, Merger Sub, Merger Sub II or any of their respective controlled Affiliates, with respect to any (a) merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination, purchase or similar transaction involving the Company which if consummated would result in any Person or group (as defined in or under Section 13 of the Exchange Act) (other than the Company, Parent, Merger Sub, Merger Sub II or their respective controlled Affiliates) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of fifteen percent (15%) or more of the total voting power or of any class of equity securities of the Company or (b) direct or indirect acquisition, in one or a series of related transactions, of fifteen percent (15%) or more of the total voting power or of any class of equity securities of the Company, or fifteen percent (15%) or more of the assets of the Company (on a consolidated basis), in each case, other than the transactions contemplated by this Agreement.

“Company Approvals” has the meaning set forth in Section 5.4(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Clinical Trial Investigator” has the meaning set forth in Section 5.19(a).

“Company Disclosure Letter” has the meaning set forth in Article V.

“Company Employees” has the meaning set forth in Section 5.11(d).

“Company Equity Awards” has the meaning set forth in Section 4.4(c).

“Company Material Adverse Effect” means any change, event, occurrence, state of facts, condition, circumstance, development or effect that, individually or in the aggregate with such other changes, events, occurrences, state of facts, conditions, circumstances, developments or effects, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company; provided, however, that none of the following, and no change, event, occurrence, state of facts, condition, circumstance, development or effect arising out of, or resulting from, any of the following, shall be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect: (i) changes in the economy, credit or financial markets or political, regulatory or business conditions in the United States or any other countries in which the Company has any material operations; (ii) changes that are the result of factors generally affecting the industries, markets or geographical areas in which the Company conducts its businesses; (iii) changes in GAAP or in any Law unrelated to this Agreement or the Merger and of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date hereof; (iv) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof and prior to the Closing; provided that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect; (v) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, cyberattacks (provided that the Company has not breached any representation or warranty in Section 5.15(d) or Section 5.15(e)), terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other catastrophic weather or natural disaster, or any epidemic, pandemic or outbreak of illness (including the COVID-19 (or SARS-CoV-2) virus) or other public health event or any other force majeure event, whether or not caused by any Person (other than the Company or any of its Affiliates or Representatives), or any national or international calamity or crisis; (vi) any actions taken or omitted to be taken by the Company that are expressly required to be taken by this Agreement or any actions taken or omitted to be taken with Parent’s prior written consent or at Parent’s written request (except for any obligation to operate in the ordinary course or similar obligation); provided, however, that the exceptions in this clause (vi) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 5.4 (and in Section 8.2(a) and Section 9.4(b) to the extent related to such portions of such representation); (vii) any changes, events, occurrences, state of facts, conditions, circumstances, developments or effects that were caused by the negotiation of, entry into or announcement, pendency or performance of the transactions contemplated by this Agreement or any Transaction Litigation, including any changes in the relationship of the Company, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationships; provided, however, that the exceptions in this clause (vii) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 5.4 (and in Section 8.2(a) and Section 9.4(b) to the extent related to such portions of such representation); (viii) a decline in the market price, or change in trading volume, of the Shares on NASDAQ; provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect; or (ix) the results of, or any data derived from or any delay in (including any delays in identifying, recruiting, training or enrolling suitable patients or clinical investigators), any pre-clinical or clinical testing being conducted for Acoramidis or any competitive products or Product Candidates of any other Person; provided, further, that, with respect to clauses (i), (ii), (iii), and (v), such change, event, occurrence, state of facts, condition, circumstance, development or effect shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent it disproportionately adversely affects the Company compared to other companies of similar size in the industry in which the Company primarily operates.

“Company Options” has the meaning set forth in Section 4.4(a).

“Company Recommendation” has the meaning set forth in Section 5.3(b).

“Company Related Persons” has the meaning set forth in Section 9.5(e).

“Company Reports” has the meaning set forth in Section 5.5(a).

“Company Restricted Share Award” has the meaning set forth in Section 4.4(b).

“Company Stock Plan” means each of the Company’s Amended and Restated 2018 Stock Option and Incentive Plan and the Company’s 2016 Equity Incentive Plan.

“Company Stockholder Approval” means the adoption of this Agreement by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding Shares entitled to vote thereon.

“Company Superior Proposal” means an unsolicited bona fide written Company Acquisition Proposal that would result in any Person (other than the Company, Parent, Merger Sub, Merger Sub II or any controlled Affiliate thereof) becoming the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the assets (on a consolidated basis) or fifty percent (50%) or more of the total voting power of the equity securities of the Company (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgment, after consultation with its outside financial advisor(s) and outside legal counsel (a) would result in a transaction that, if consummated, would be more favorable to the stockholders of the Company (other than Parent and its Affiliates) from a financial point of view than the Mergers (after taking into account any amendments or other revisions to the terms and conditions of this Agreement agreed to by Parent in writing pursuant to Section 7.2(b) and the time likely to be required to consummate such Company Acquisition Proposal) and (b) is reasonably capable of being consummated on the terms so proposed.

“Company Unaffiliated Stockholder Approval” means the adoption of this Agreement and the approval of the Mergers and the other transactions contemplated by this Agreement by the affirmative vote of (a) the holders representing a majority of the aggregate voting power of the outstanding Shares entitled to vote thereon (excluding any Shares beneficially owned by Parent Affiliated Stockholders) and (b) the holders representing at least sixty-six and two-thirds percent (66-2/3%) of the aggregate voting stock (as defined in Section 203 of the DGCL) of the Company that is not owned (as defined in Section 203 of the DGCL) by Parent, Merger Sub or Merger Sub II or any affiliates (as defined in Section 203 of the DGCL) or associates (as defined in Section 203 of the DGCL) of Parent, Merger Sub or Merger Sub II.

“Compensation Committee” has the meaning set forth in Section 4.4(c).

“Confidentiality Agreement” has the meaning set forth in Section 10.7.

“Continuing Employee” has the meaning set forth in Section 7.10(a).

“Contract” means any legally binding agreement, lease, sublease, license, contract, note, mortgage, indenture, arrangement or other obligation and any amendment, waiver or other modification thereto.

“D&O Insurance” has the meaning set forth in Section 7.12(b).

“Designated Individual” means any of the individuals listed in Section 10.15 of the Company Disclosure Letter.

“DGCL” has the meaning set forth in the Recitals.

“DTC” has the meaning set forth in Section 4.3(b)(i).

“Effective Time” has the meaning set forth in Section 1.3(a).

“Election” has the meaning set forth in Section 4.3(j)(i).

“Election Deadline” has the meaning set forth in Section 4.3(j).

“Election Period” has the meaning set forth in Section 4.3(j)(ii).

“Eligible Shares” has the meaning set forth in Section 4.1(a).

“Employee Stock Purchase Plan” has the meaning set forth in Section 4.4(d).

“Environmental Law” means any Law relating to: (a) the protection, investigation or restoration of the environment, or natural resources or, as it relates to exposure to hazardous or toxic substances in the environment, the protection of health and safety, (b) the handling, use, storage, treatment, transportation, presence, disposal, release or threatened release of any hazardous or toxic substance or (c) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any hazardous or toxic substance.

“Equity Awards Schedule” has the meaning set forth in Section 7.10(c).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA, but excluding Parent and its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 4.3(a)(i).

“Exchange Agent Agreement” has the meaning set forth in Section 4.3(a)(ii).

“Exchange Fund” has the meaning set forth in Section 4.3(a)(i).

“Excluded Shares” has the meaning set forth in Section 4.1(a).

“FDA” means the United States Food and Drug Administration.

“Form of Election” has the meaning set forth in Section 4.3(j)(ii).

“Form S-4” has the meaning set forth in Section 7.4.

“Fractional Share Consideration” has the meaning set forth in Section 4.1(a).

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any official, officer, employee, or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

“Governmental Entity” has the meaning set forth in Section 5.4(a).

“Hazardous Substance” means (a) any substance that is listed or classified as hazardous or toxic, or otherwise classified or regulated, pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon and (c) any other substance or waste for which liability is imposed by any Governmental Entity under any Environmental Law.

“Health Care Submission” has the meaning set forth in Section 5.19(a).

“Healthcare Regulatory Authority” means any U.S., non-U.S. or supranational or transnational governmental health regulatory agency or authority with jurisdiction over (a) the development, marketing, labeling, sale, use, handling and control, safety, efficacy, reliability, manufacturing, approval or licensing of any drug, device or over-the-counter pharmaceutical product, (b) federal healthcare programs under which such products are purchased or (c) the protection of personal health information.

“Holder” has the meaning set forth in Section 4.3(b)(i).

“Import and Export Laws” means (a) all sanctions, export and re-export Laws of the United States, including the U.S. International Traffic in Arms Regulation, the Export Administration Regulations and U.S. sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), as applicable, and (b) all other applicable import and export control Laws in any countries in which the Company conducts business.

“Indemnified Parties” has the meaning set forth in Section 7.12(a).

“Initial Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Intellectual Property Rights” means all intellectual and proprietary rights of any kind, including: (a) patents, inventions, methods and processes; (b) copyrights, copyrighted works and works of authorship; (c) trademarks, service marks, trade, corporate or d/b/a names, logos, trade dress, domain names, URLs, social and mobile media identifiers and other indicators of source or origin, and the goodwill of any business symbolized thereby and all common-law rights relating thereto; (d) trade secrets, know-how and confidential information; and (e) all applications, registrations, provisionals, divisionals, continuations, continuations-in-part, re-examinations, re-issues, renewals, foreign counterparts and similar rights relating to any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Intervening Event” means a material event, fact, development or occurrence with respect to (a) the Company or the business of the Company or (b) Parent and its Subsidiaries or the business of Parent and its Subsidiaries, in each case that is neither known nor reasonably foreseeable (with respect to substance or timing) by the Special Committee as of the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Special Committee as of the date of this Agreement) and becomes known by the Special Committee prior to the date the Requisite Company Stockholder Approvals are obtained; provided that (i) any event, fact, development or occurrence that involves or relates to a Company Acquisition Proposal or a Company Superior Proposal or any inquiry or communications or matters relating thereto shall be deemed not to constitute an Intervening Event and (ii) any event, fact, development or occurrence that relates to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, shall be deemed not to constitute an Intervening Event, unless any such events, facts, developments or occurrences, individually or in the aggregate, would constitute a Parent Material Adverse Effect.

“IT Assets” means computers, software, firmware, middleware, servers, websites, networks, mobile and social applications, workstations, routers, hubs, switches, data communications lines, and all other information technology and related assets and equipment, and all content and data (including Personal Data) stored therein or processed thereby.

“Joint Proxy Statement” has the meaning set forth in Section 7.4.

“Knowledge” or any similar phrase means (a) with respect to the Company, the collective actual knowledge of the individuals set forth in Section 10.15 of the Company Disclosure Letter and (b) with respect to Parent,

Merger Sub and Merger Sub II, the collective actual knowledge of the individuals set forth in Section 10.15(a) of the Parent Disclosure Letter.

“Laws” has the meaning set forth in Section 5.8(a).

“Leased Real Property” has the meaning set forth in Section 5.10(a).

“Licenses” has the meaning set forth in Section 5.8(b).

“Lien” has the meaning set forth in Section 5.2(a).

“Material Contract” has the meaning set forth in Section 5.9(a).

“Measurement Date” has the meaning set forth in Section 5.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 4.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in the Recitals.

“NASDAQ” means the Nasdaq Global Select Market.

“Notice Period” has the meaning set forth in Section 7.2(b).

“Opco” shall mean BridgeBio Pharma LLC, a wholly owned Subsidiary of Parent.

“Order” means any order, final award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group (as defined in or under Section 13 of the Exchange Act), other than the Company, with respect to any (a) merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination, purchase or similar transaction involving Parent or any of its Subsidiaries which if consummated would result in any Person or group (as defined in or under Section 13 of the Exchange Act) (other than the Company or its stockholders) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of fifteen percent (15%) or more of the total voting power or of any class of equity securities of Parent or (b) direct or indirect acquisition, in one or a series of related transactions, of fifteen percent (15%) or more of the total voting power or of any class of equity securities of Parent, or fifteen percent (15%) or more of the assets of Parent and its Subsidiaries (on a consolidated basis), in each case, other than the transactions contemplated by this Agreement or as set forth in Section 10.15(b) of the Parent Disclosure Letter.

“Parent Affiliated Stockholders” means any of (a) Parent or any of its Affiliates (including Merger Sub and Merger Sub II), (b) any director or officer of any Person described in clause (a) or (c) any director or officer of the Company (other than the members of the Special Committee).

“Parent Approvals” has the meaning set forth in Section 6.4(a).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Clinical Trial Investigator” has the meaning set forth in Section 6.18(a).

“Parent Disclosure Letter” has the meaning set forth in Article VI.

“Parent Intervening Event” means a material event, fact, development or occurrence with respect to (a) Parent and its Subsidiaries or the business of Parent and its Subsidiaries or (b) the Company or the business of the Company, in each case that is neither known nor reasonably foreseeable (with respect to substance or timing) by the Parent Board as of the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Parent Board as of the date of this Agreement) and becomes known by the Parent Board prior to the date the Parent Stockholder Approvals are obtained; provided that (i) any event, fact, development or occurrence that involves or relates to a Parent Acquisition Proposal or a Parent Superior Proposal or any inquiry or communications or matters relating thereto shall be deemed not to constitute a Parent Intervening Event, and (ii) any event, fact, development or occurrence that relates to the business, results of operations or financial condition of the Company shall be deemed not to constitute a Parent Intervening Event, unless any such events, facts, developments or occurrences, individually or in the aggregate, would constitute a Company Material Adverse Effect.

“Parent Material Adverse Effect” means any change, event, occurrence, state of facts, condition, circumstance, development or effect that, individually or in the aggregate with such other changes, events, occurrences, state of facts, conditions, circumstances, developments or effects, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event, occurrence, state of facts, condition, circumstance, development or effect arising out of, or resulting from, any of the following, shall be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Parent Material Adverse Effect: (i) changes in the economy, credit or financial markets or political, regulatory or business conditions in the United States or any other countries in which Parent or any of its Subsidiaries has any material operations; (ii) changes that are the result of factors generally affecting the industries, markets or geographical areas in which Parent and its Subsidiaries conduct their respective businesses; (iii) changes in GAAP or in any Law unrelated to this Agreement or the Merger and of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date hereof; (iv) any failure by Parent to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof and prior to the Closing; provided that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Parent Material Adverse Effect; (v) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, cyberattacks (provided that Parent has not breached any representation or warranty in Section 6.12(d) or Section 6.12(e)), terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other catastrophic weather or natural disaster, or any epidemic, pandemic or outbreak of illness (including the COVID-19 (or SARS-CoV-2) virus) or other public health event or any other force majeure event, whether or not caused by any Person (other than Parent, any of its Subsidiaries or any of its or their respective Affiliates or Representatives), or any national or international calamity or crisis; (vi) any actions taken or omitted to be taken by Parent or any of its Subsidiaries that are expressly required to be taken by this Agreement or any actions taken or omitted to be taken with the Company’s prior written consent or at the

Company’s written request (except for any obligation to operate in the ordinary course or similar obligation); provided, however, that the exceptions in this clause (vi) shall not apply with respect to references to Parent Material Adverse Effect in the representations and warranties contained in Section 6.4 (and in Section 8.3(a) and Section 9.3 to the extent related to such portions of such representation); (vii) any changes, events, occurrences, state of facts, conditions, circumstances, developments or effects that were caused by the negotiation of, entry into or announcement, pendency or performance of the transactions contemplated by this Agreement or any Transaction Litigation, including any changes in the relationship of Parent or any of its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationships; provided, however, that the exceptions in this clause (vii) shall not apply with respect to references to Parent Material Adverse Effect in the representations and warranties contained in Section 6.4 (and in Section 8.3(a) and Section 9.3 to the extent related to such portions of such representation); (viii) a decline in the market price, or change in trading volume, of the Parent Shares on NASDAQ; provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Parent Material Adverse Effect; or (ix) any adverse changes, events, occurrences, state of facts, conditions, circumstances, developments or effects to the extent affecting the Company (whether or not rising to the level of a Company Material Adverse Effect); provided, further, that, with respect to clauses (i), (ii), (iii), and (v), such change, event, occurrence, state of facts, condition, circumstance, development or effect shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent it disproportionately adversely affects Parent and its Subsidiaries compared to other companies of similar size in the industry in which Parent and its Subsidiaries primarily operate.

“Parent Material Contract” has the meaning set forth in Section 6.9(a).

“Parent Notice Period” has the meaning set forth in Section 7.3(b).

“Parent Recommendation” has the meaning set forth in Section 6.3(b).

“Parent Related Persons” has the meaning set forth in Section 9.5(f).

“Parent Reports” has the meaning set forth in Section 6.5(a).

“Parent Share Issuance” has the meaning set forth in the Recitals.

“Parent Shares” has the meaning set forth in the Recitals.

“Parent Stock Plan” has the meaning set forth in Section 6.2(a).

“Parent Stockholder Approval” means the approval of the Parent Share Issuance by the affirmative vote of a majority of the votes cast on a proposal to approve the Parent Share Issuance by the holders of the Parent Shares voting thereon.

“Parent Stockholders” has the meaning set forth in the Recitals.

“Parent Stockholders Meeting” has the meaning set forth in Section 7.5(b).

“Parent Superior Proposal” means an unsolicited bona fide written Parent Acquisition Proposal that would result in any Person (other than the Company or its stockholders) becoming the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the assets (on a consolidated basis) or fifty percent (50%) or more of the total voting power of the equity securities of Parent (or of the surviving entity in a merger involving Parent or the resulting direct or indirect parent of Parent or such surviving entity) that the Parent Board has determined in its good faith judgment, after consultation with its outside financial advisor(s) and outside legal counsel (a) would result in a transaction that, if consummated, would be more favorable to the stockholders of Parent from a financial point of view than the Mergers (after taking into account any amendments or other revisions to the terms and conditions of this Agreement agreed to by the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee in writing pursuant to Section 7.3(b) and the time likely to be required to consummate such Parent Acquisition Proposal) and (b) is reasonably capable of being consummated on the terms so proposed.

“Parent Termination Fee” has the meaning set forth in Section 9.5(c).

“Party” and “Parties” have the meanings set forth in the Preamble.

“Per Share Election Amount” has the meaning set forth in Section 4.1(b).

“Per Share Prorated Cash Amount” has the meaning set forth in Section 4.1(b)(i).

“Permitted Liens” means: (a) specified Liens described in Section 10.15 of the Company Disclosure Letter or Section 10.15 of the Parent Disclosure Letter, as applicable; (b) Liens for Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate Proceedings and which are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports or the Parent Reports, as applicable, in accordance with GAAP; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not yet past due, or the validity or amount of which is being contested in good faith by appropriate Proceedings and which are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports or the Parent Reports, as applicable; (d) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislations, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness for borrowed money) or leases, or deposits to secure surety or similar bonds, in each case incurred or made in the ordinary course of business; (e) non-exclusive licenses of Intellectual Property Rights; (f) Liens securing indebtedness incurred after the date hereof in accordance with Section 7.1; (g) other Liens or imperfections of title that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the asset or property affected by such Liens or imperfections of title, or the conduct of the business of the Company or Parent and its Subsidiaries, as applicable, as presently conducted; and (h) easements, rights of way or other similar matters or restrictions or encumbrances that may be shown or disclosed by a current and accurate survey which, in each case, do not materially impair the occupancy or use of the asset or property affected by such Liens for the purposes for which it is currently operated or used.

“Person” means, as broadly interpreted, any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity, the media or other entity of any kind or nature.

“Personal Data” means personal, personally identifiable, sensitive or regulated information or data.

“Privacy Policies” means all policies and procedures relating to Personal Data or the security, operation, backup or redundancy of any IT Assets.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, request for documents, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Product Candidate” means any drug or biological product candidate and any components thereof.

“Reference Price” means the volume weighted average (rounded to the nearest cent) of the trading price for a Parent Share on NASDAQ (as reported by Bloomberg or, if not reported thereby, in another authoritative source mutually selected by Parent and the Company) for the five (5) consecutive trading days ending on (and including) the second (2nd) trading day immediately prior to the Election Deadline.

“Related Persons” means, with respect to any Person, such Person’s Affiliates and its and their respective former, current or future directors, officers, other Representatives or equity holders; provided, however, that, unless otherwise explicitly stated, Parent and its Subsidiaries shall be deemed to not be Related Persons of the Company (and vice versa) for any purpose hereunder.

“Representatives” has the meaning set forth in Section 7.2(a).

“Requisite Company Stockholder Approvals” means (a) the Company Stockholder Approval and (b) the Company Unaffiliated Stockholder Approval.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.5(a).

“SEC” has the meaning set forth in Article V.

“Securities Act” means the Securities Act of 1933.

“Share” and “Shares” have the meanings set forth in the Recitals.

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Financial Advisor” has the meaning set forth in Section 5.3(b).

“Special Committee Recommendation” has the meaning set forth in the Recitals.

“Standstill Agreement” means an agreement with a Person (other than the Company, Parent, Merger Sub, Merger Sub II or any controlled Affiliate thereof) that would prohibit such Person, prior to or after the execution, delivery and public announcement of this Agreement, from communicating confidentially a Company Acquisition Proposal to the Company Board (including the Special Committee) or a Parent Acquisition Proposal to the Parent Board, as applicable.

“Stock Award Exchange Ratio” means a fraction, (i) the numerator of which is the volume weighted average (rounded to the nearest cent) of the trading price for a Share on NASDAQ (as reported by Bloomberg or, if not reported thereby, in another authoritative source mutually selected by Parent and the Company) for the five (5) consecutive trading days ending on (and including) the second (2nd) trading day immediately prior to the Election Deadline and (ii) the denominator of which is the Reference Price.

“Stock Consideration” means the sum of the (i) the total aggregate Parent Shares issued pursuant to Section 4.1 with respect to the Stock Electing Shares and (ii) the total aggregate Parent Shares, if any, issued pursuant to Section 4.1 with respect to the Cash Electing Shares.

“Stock Electing Share(s)” has the meaning set forth in Section 4.1(a)(i).

“Stock Election” has the meaning set forth in Section 4.1(a)(i).

“Stock Election Consideration” has the meaning set forth in Section 4.1(a)(i).

“Stock Election Exchange Ratio” means 1.85.

“Stockholders Meeting” has the meaning set forth in Section 7.5(a).

“Subsequent Merger” has the meaning set forth in the Recitals.

“Subsequent Merger Effective Time” has the meaning set forth in Section 1.3(b).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries; provided, however, that the Company will be deemed to not be a Subsidiary of Parent for any purpose hereunder, unless otherwise expressly stated.

“Surviving Corporation” has the meaning set forth in Section 1.1(b).

“Takeover Statute” has the meaning set forth in Section 5.17.

“Tax Return” means any return, report, declaration, form or statement (including information returns) with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, alternative minimum, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, social security, unemployment, disability, stamp, occupation, premium, value-added, property or windfall profits taxes, imposts, levies, escheat, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

“Termination Fee” has the meaning set forth in Section 9.5(b).

“Third-Party Consents” means each filing, notice, report, consent, registration, approval, permit, waiver or authorization required to be made with or obtained from any Person that is not a Governmental Entity in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

“Transaction Litigation” has the meaning set forth in Section 7.14(c).

“Treasury Regulations” means the U.S. Treasury regulations (including temporary Treasury regulations) promulgated under the Code.

“Voting Agreement” has the meaning set forth in the Recitals.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching Party or the failure by the breaching Party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.

10.16.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

EIDOS THERAPEUTICS, INC.

By:	/s/ Cameron Turtle
Name: Cameron Turtle
Title: Chief Business Officer

[Signature Page to Agreement and Plan of Merger]

BRIDGEBIO PHARMA, INC.

By:	/s/ Neil Kumar
Name: Neil Kumar
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

GLOBE MERGER SUB I, INC.

By:	/s/ Jonathan Barr
Name: Jonathan Barr
Title: Secretary

GLOBE MERGER SUB II, INC.

By:	/s/ Jonathan Barr
Name: Jonathan Barr
Title: Secretary

[Signature Page to Agreement and Plan of Merger]